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Xerox Corporation
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Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505

April 12, 2011

Dear Shareholders:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Xerox Corporation to be held on Thursday, May 26, 2011, at Dolce Norwalk, 32 Weed Avenue in Norwalk, Connecticut. Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

At the Annual Meeting of Shareholders, you will be asked to vote upon the election of ten directors, to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 and to approve, on an advisory basis, the 2010 compensation of our named executive officers. The Board of Directors unanimously recommends that you vote in favor of each of these proposals. You will also be asked to vote, on an advisory basis, to select the frequency of a shareholder vote to approve the compensation of our named executive officers. The Board of Directors unanimously recommends that you vote in favor of a frequency of every year.

It is important that your shares be represented and voted at the Annual Meeting of Shareholders, regardless of whether or not you plan to attend in person. Therefore, you are urged to vote your shares using one of the methods described in the following pages. Voting instructions are provided in the accompanying voting instruction and proxy card.

For the Board of Directors,

Ursula M. Burns
Chairman of the Board and Chief Executive Officer

Notice of 2011 Annual Meeting of Shareholders

Date and Time:	Thursday, May 26, 2011, at 9:00 a.m.

Location:	Dolce Norwalk, 32 Weed Avenue, Norwalk, Connecticut 06850

Purpose:	(1) Election of 10 directors;

(2) Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011;

(3) Approval, on an advisory basis, of the 2010 compensation of our named executive officers;

(4) Selection, on an advisory basis, of the frequency of a shareholder vote to approve the compensation of our named executive officers; and

(5) Consider such other business as may properly come before the meeting.

Record Date:	March 28, 2011 — You are eligible to vote if you were a shareholder of record as of the close of business on this date.

Proxy Voting:	(1) Telephone;

(2) Internet; or

(3) Proxy Card.

Please review the Notice of Internet Availability of Proxy Materials or accompanying proxy card for voting instructions.

Importance of Vote:	Whether or not you plan to attend, please submit your proxy as soon as possible to ensure that your shares are represented.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 26, 2011.

The Proxy Statement and 2010 Annual Report are available at
http://www.edocumentview.com/XRX

By order of the Board of Directors,

Don H. Liu
Senior Vice President, General Counsel and Secretary

April 12, 2011

TABLE OF CONTENTS
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
The Annual Meeting	4
What is the purpose of the Annual Meeting?	4
Who is entitled to vote?	4
Who may attend the Annual Meeting?	4
How does the Board of Directors recommend that I vote?	5
How many shares are required to be present to hold the Annual Meeting?	5
How many votes are required to approve each proposal?	5
What is a broker non-vote and how will it affect the voting?	5
How do I vote?	6
How will shares in the Xerox Employee Stock Ownership Plan (ESOP), Xerox Savings Plans and the ACS Savings
Plan be voted?	6
May I change my vote?	6
Can I vote in person at the Annual Meeting?	6
Who will count the vote? Is my vote confidential?	7
How are proxies solicited?	7
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead
of a full set of printed proxy materials?	7
How can I electronically access the proxy materials?	7
When are proposals, director nominations and other business to be submitted by shareholders for the 2012
Annual Meeting due?	7
How can I contact the Board of Directors?	7
What if multiple shareholders have the same address?	8
How may I get additional copies of the Annual Report and Proxy Statement?	8
Is there a list of shareholders entitled to vote at the Annual Meeting?	8
PROPOSAL 1 — ELECTION OF DIRECTORS	8
Biographies	8
Board of Directors’ Recommendation	13
CORPORATE GOVERNANCE	14
Director Nomination Process	14
Board Leadership Structure	14
Risk Oversight	15
Director Independence	15
Certain Relationships and Related Person Transactions	15
BOARD OF DIRECTORS AND BOARD COMMITTEES	16
Committee Functions, Membership and Meetings	16
Audit Committee	16
Compensation Committee	17
Compensation Committee Interlocks and Insider Participation	17
Corporate Governance Committee	18
Finance Committee	18

Attendance and Compensation of Directors	18
Summary of Director Compensation	18
SECURITIES OWNERSHIP	20
Ownership of Company Securities	20
Section 16(a) Beneficial Ownership Reporting Compliance	22
EXECUTIVE COMPENSATION	22
Compensation Discussion and Analysis	22
Report of the Compensation Committee of the Board of Directors	42
Summary Compensation Table	43
Grants of Plan-Based Awards in 2010	47
Outstanding Equity Awards at 2010 Fiscal Year-End	49
Option Exercises and Stock Vested in 2010	50
Pension Benefits for the 2010 Fiscal Year	51
Non-Qualified Deferred Compensation	53
Potential Payments upon Termination or Change in Control	54
Equity Compensation Plan Information	57
OTHER INFORMATION	58
Indemnification Actions	58
Directors and Officers Liability Insurance and Indemnity	58
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	58
Principal Auditor Fees and Services	58
Audit Committee Report	59
Board of Directors’ Recommendation	59
PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2010 COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS	60
Board of Directors’ Recommendation	60
PROPOSAL 4 — PROPOSAL TO SELECT, ON AN ADVISORY BASIS, THE FREQUENCY OF A
SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	61
Board of Directors’ Recommendation	61
OTHER MATTERS	61

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

The Annual Meeting

The 2011 Annual Meeting of Shareholders (Annual Meeting) of Xerox Corporation (Company) will be held on Thursday, May 26, 2011, beginning at 9:00 a.m. at Dolce Norwalk, 32 Weed Avenue in Norwalk, Connecticut.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on the following matters:

1.	Election of the ten nominees named in this Proxy Statement to our Board of Directors, each for a term of one year.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3.	Approval, on an advisory basis, of the 2010 compensation of our named executive officers.

4.	Selection, on an advisory basis, of the frequency of a shareholder vote to approve the compensation of our named executive officers.

Shareholders will also act on any other business that may properly come before the meeting. In addition, our management will report on Xerox’s performance during fiscal 2010 and respond to questions from shareholders.

Who is entitled to vote?

Owners of our common stock, par value $1 per share (Common Stock), as of the close of business on the record date, March 28, 2011, are entitled to vote at the Annual Meeting and at any and all adjournments or postponements of the Annual Meeting. The shares owned include shares you held on that date (1) directly in your name as the shareholder of record (registered shareholder) and/or (2) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (beneficial owner). Each share of Common Stock is entitled to one vote on each matter to be voted on.

Who may attend the Annual Meeting?

All shareholders of record as of the close of business on March 28, 2011 may attend. In order to be admitted to the meeting, please obtain an admission ticket and bring a form of personal photo identification, such as a driver’s license.

If you are a registered shareholder:
  If you vote via the Internet or by telephone, there will be instructions to follow when voting to indicate if you would like to receive an admission ticket.

  If you vote by proxy card, please mark the appropriate box on the proxy card and an admission ticket will be sent to you.
If you are a beneficial owner:
  Please request an admission ticket in advance by calling Shareholder Services at (203) 849-2315 or mailing a written request, along with proof of your ownership of Xerox Common Stock as of the record date, to Xerox Corporation, Shareholder Services, P.O. Box 4505, Norwalk, CT 06856-4505. All calls and written requests for admission tickets must be received no later than the close of business on May 16, 2011.
You can find directions to the meeting online at http://www.edocumentview.com/XRX. If you have any further questions regarding admission or directions to the Annual Meeting, please call Shareholder Services at (203) 849-2315.

How does the Board of Directors recommend that I vote?

The Board recommends that you vote:
  FOR the election of each of the ten director nominees;

  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

  FOR the approval, on an advisory basis, of the 2010 compensation of our named executive officers; and

  1 YEAR as the frequency of an advisory shareholder vote to approve the compensation of our named executive officers.
How many shares are required to be present to hold the Annual Meeting?

A quorum is necessary to hold a valid meeting of shareholders. For each of the proposals to be presented at the meeting, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on March 28, 2011 (record date) will constitute a quorum. If you vote — including by Internet, telephone, or proxy card — your shares voted will be counted towards the quorum for the Annual Meeting. Broker non-votes and abstentions are counted as present for the purpose of determining a quorum. As of March 28, 2011, we had 1,400,147,130 shares of our Common Stock outstanding, meaning that at least 700,073,566 shares of Common Stock must be represented in person or by proxy to have a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How many votes are required to approve each proposal?

Election of Directors. Under our by-laws, directors are elected by majority vote, meaning that in an uncontested director election, the votes cast “for” the nominee’s election must exceed the votes cast “against” the nominee’s election, with abstentions and broker non-votes not counting as votes “for” or “against.” Our by-laws require that any incumbent nominee for director who receives a greater number of votes cast “against” his or her election than “for” his or her election shall tender his or her resignation promptly after such election. The independent directors will then evaluate and determine, based on the relevant facts and circumstances, whether to accept or reject the resignation. The Board’s explanation of its decision will be promptly disclosed on a Form 8-K filed with the Securities and Exchange Commission (SEC).

Other Items. The affirmative vote of a majority of the votes cast at the meeting will be required for approval of the following proposals:
  Ratification of PricewaterhouseCoopers LLP as our independent auditor;

  Approval, on an advisory basis, of the 2010 compensation of our named executive officers; and

  Selection, on an advisory basis, of the frequency of a shareholder vote to approve the compensation of our named executive officers.
Abstentions are not counted as votes “for” or “against” for the purpose of determining the outcome of the vote for any of the above matters.

Although the advisory votes are non-binding, the Board of Directors values the opinions of the shareholders and will consider the outcome of the vote on these proposals when making future decisions regarding executive compensation.

At present, the Board does not intend to present any other matters at this meeting and knows of no matters other than these to be presented for shareholder action at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

What is a broker non-vote and how will it affect the voting?

A broker non-vote occurs when the beneficial owner of shares held through a brokerage firm fails to furnish voting instructions to the broker and the broker is not permitted under applicable New York Stock Exchange (NYSE) and SEC rules to vote the shares in its discretion. Brokers are not permitted to vote the shares without your instructions if the proposal is considered a “non-routine” matter under these rules. Election of directors and advisory votes on executive compensation and frequency of the vote on executive compensation are considered non-routine matters. Shares constituting broker non-votes are not counted as votes “for” or “against” for the purpose of determining whether shareholders have approved a matter.

How do I vote?

Registered shareholders can vote in any one of four ways:

(1)	You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

Since many shareholders are unable to attend the meeting in person, registered shareholders may also vote their proxies by one of the three ways described below. By using your proxy to vote in one of these ways, you authorize the three directors, whose names are listed on the front of the proxy card accompanying this Proxy Statement, to represent you and vote your shares as you direct.

(2)	You may vote over the Internet. If you have Internet access, you may vote your shares by following the “Vote by Internet” instructions included in the Notice of Internet Availability of Proxy Materials (Notice) or on the enclosed proxy card.

(3)	You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(4)	You may vote by mail. You may vote by completing and signing the proxy card enclosed with this Proxy Statement and promptly mailing it in the enclosed postage-prepaid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return your proxy card but do not indicate your voting instructions on one or more of the matters listed, the shares you own will be voted by the named proxies in accordance with the recommendations of our Board of Directors.

If you vote via the Internet or by telephone, do not return your proxy card.

Beneficial owners will receive a separate Notice with voting instructions from the bank, broker or other holder of record where the shares are held, that must be followed in order for your shares to be voted.

How will shares in the Xerox Employee Stock Ownership Plan, Xerox Savings Plans and the ACS Savings Plan be voted?

Beneficial owners of the shares of Common Stock held in the (1) Xerox Employee Stock Ownership Plan (ESOP), (2) Xerox Corporation Savings Plan, (3) Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (together with the Xerox Corporation Savings Plan, referred to as the Xerox Savings Plans) or (4) Affiliated Computer Services, Inc. (ACS) Savings Plan (ACS Savings Plan) can instruct State Street Bank and Trust Company, as Trustee for the ESOP and the Xerox Savings Plans (Xerox Plans Trustee) or The Bank of New York Mellon, as Trustee for the ACS Savings Plan (ACS Savings Plan Trustee), by telephone, Internet or mail, how to vote the shares in their accounts. No matter which method is used, your voting instructions are confidential and will not be disclosed to the Company. By providing voting instructions in one of these ways, you instruct the Xerox Plans Trustee or the ACS Savings Plan Trustee to vote the shares allocated to your ESOP, Xerox Savings Plans or ACS Savings Plan account or accounts. For the ESOP participants and the Xerox Savings Plans participants, you also authorize the Xerox Plans Trustee to vote the shares of Common Stock held in the ESOP trust or Xerox Savings Plans for which no instructions were provided in the same proportion on each issue as it votes the shares for which participants have returned voting instructions. Unlike the ESOP or Xerox Savings Plans, if no instructions have been received from an ACS Savings Plan participant, the ACS Savings Plan Trustee will not vote the shares allocated in your account. Your vote must be received by 9:00 AM Central Time on Tuesday, May 24, 2011 to allow sufficient time for processing.

May I change my vote?

Yes. You may revoke your proxy at any time before the Annual Meeting either by submitting a later dated proxy card, by a later telephone or on-line vote, by notifying the Secretary of the Company in writing that you have revoked your proxy, or by attending the Annual Meeting and giving notice of revocation in person.

Can I vote in person at the Annual Meeting?

Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any shareholder of record or authorized representative of a shareholder of record who wants to vote in person at the Annual Meeting instead of by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Who will count the vote? Is my vote confidential?

Representatives of Computershare will act as Inspector of Election, supervise the voting, decide the validity of proxies and receive and tabulate proxies. As a matter of policy, we keep confidential proxies, ballots and voting tabulations that identify individual shareholders. Such documents are available for examination only by the inspector of election and our transfer agent who are associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

How are proxies solicited?

In addition to the solicitation of proxies by mail, we also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and reimburse such person for the cost of forwarding the material. We have engaged Georgeson Inc. to handle the distribution of soliciting material to, and the collection of proxies from, such entities. We will pay Georgeson Inc. a fee of $12,000 plus reimbursement of out-of-pocket expenses for this service. We bear the cost of all proxy solicitation.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials is being sent to the Company’s registered shareholders and beneficial owners. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a printed copy of the proxy materials, including a proxy card, as well as how shareholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

On or about April 12, 2011, we are sending all shareholders of record as of March 28, 2011 a Notice instructing them how to receive their proxy materials via the Internet. Proxy materials will be available on the Internet on April 12, 2011.

How can I electronically access the proxy materials?

You can access the proxy materials and vote your shares online at http://www.edocumentview.com/XRX. Our own website (http://news.xerox.com/pr/xerox/investor-relations) will also direct you to the proxy materials. Shareholders may receive proxy statements, annual reports, and other shareholder materials via electronic delivery. Registered shareholders can sign up for electronic delivery at http://www.eTree.com/Xerox. Beneficial owners can sign up for electronic delivery at http://enroll.icsdelivery.com/xrx. These websites, which allow you to choose to receive future proxy materials electronically by e-mail, will provide cost savings relating to printing and postage and reduce the environmental impact of mailing documents to you.

When are proposals, director nominations and other business to be submitted by shareholders for the 2012 Annual Meeting due?

We expect to hold our 2012 Annual Meeting of Shareholders during the second half of May and to issue our Proxy Statement for that meeting during the first half of April. Under SEC proxy rules, if a shareholder wants us to include a proposal in our Proxy Statement and proxy card for the 2012 Annual Meeting of Shareholders, the proposal must be received by us no later than December 14, 2011.

Any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2012 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide the Company advance notice of such business which must be received by the Company no earlier than November 14, 2011 and no later than December 14, 2011. Nominations for director must be accompanied by a written consent of the nominee consenting to being named in the Proxy Statement as a nominee and serving as a director if elected. Proposals and other items of business should be directed to the attention of the Corporate Secretary at P.O. Box 4505, Norwalk, Connecticut 06856-4505.

How can I contact the Board of Directors?

Under the Corporate Governance Guidelines, interested parties may contact the non-management members of the Board of Directors by contacting the Chairman of the Corporate Governance Committee at the “Contact the Board” link that appears on the Company’s website at www.xerox.com/governance.

What if multiple shareholders have the same address?

If you and other residents at your mailing address own shares of Common Stock through a broker, you may have received a notice from the broker notifying you that your household will be sent only one Notice or one Annual Report and Proxy Statement, as applicable. If you did not return the “opt-out” card attached to such notice, you were deemed to have consented to such process. The broker or other holder of record will send, as applicable, at least one copy of the Notice or the Annual Report and Proxy Statement to your address. You may revoke your consent at any time by calling (800) 542-1061. The revocation will be effective 48 hours after receiving your telephone notification. An additional copy of the Notice or Annual Report and Proxy Statement will also be delivered to you promptly upon request by contacting Shareholder Services at (203) 849-2315 or by sending a written request addressed to Xerox Corporation, P.O. Box 4505, Norwalk, CT 06856-4505, Attention: Corporate Secretary.

If you are receiving multiple copies of the Notice or the Annual Report and Proxy Statement at your address and would like to receive only one copy in your household, registered shareholders should call (800) 828-6396 and beneficial owners should call (800) 542-1061.

How may I get additional copies of the Annual Report and Proxy Statement?

Copies of the 2010 Annual Report of the Company and 2011 Proxy Statement have been distributed to shareholders (unless you have received a copy of the Notice or have consented to electronic delivery). Additional paper copies of these documents and additional information, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (Form 10-K) filed with the SEC are available from Xerox Corporation, P.O. Box 4505, Norwalk, Connecticut 06856-4505, Attention: Corporate Secretary. The Annual Report, Proxy Statement and Form 10-K are also available on the Company’s website at http://news.xerox.com/pr/xerox/investor-relations or http://www.edocumentview.com/XRX. The Notice also provides you with these instructions on how to request printed copies of the proxy materials. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the Annual Meeting.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of registered shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our offices located at Xerox Corporate Headquarters, 45 Glover Avenue in Norwalk, Connecticut 06856.

PROPOSAL 1 — ELECTION OF DIRECTORS

Shareholders annually elect directors to serve for one year and until their successors have been elected and have been qualified. Based on the director nomination process described below, the ten persons whose biographies appear below have been nominated by the Board of Directors to serve as directors based on the recommendation of the Corporate Governance Committee. All ten nominees bring to us valuable experience from a variety of fields. The biographical information presented regarding each nominee’s specific experience, qualifications, attributes and skills led our Board of Directors to the conclusion that he or she should serve as a director. Each of the nominees has demonstrated business acumen and an ability to exercise independent and sound judgment, as well as an understanding of the Company’s business environment and a commitment of service to the Company and our Board of Directors. We also value their significant experience on other public company boards of directors and board committees.

Anne M. Mulcahy retired as Chairman of the Board, effective May 20, 2010. On March 29, 2010, the Board elected Ursula M. Burns to succeed Mrs. Mulcahy as Chairman of the Board, effective May 20, 2010. The Board of Directors has determined that each of the nominees (other than Ursula M. Burns, CEO of the Company) are independent under the NYSE Corporate Governance Rules and the Company’s more stringent independence standards. If for any reason, which the Board of Directors does not expect, a nominee is unable to serve, the proxies may use their discretion to vote for a substitute proposed by the Board of Directors.

Biographies

To help you consider the nominees, we have provided the principal occupation and other information about the particular experience, qualifications, attributes or skills that the Board of Directors has concluded qualify each of the nominees to serve as a director of the Company.

Certain terms used in the biographies may be unfamiliar to you, so we are defining them here.

Xerox securities owned means the Company’s Common Stock, including restricted shares of Common Stock issued under the Restricted Stock Plan For Directors, which was terminated upon shareholder approval of the 2004 Equity Compensation Plan for Non-Employee Directors (2004 Directors Plan) at the 2004 Annual Meeting; Deferred Stock Units (DSUs) issued under the 2004 Directors Plan; and Common Stock owned through the individual’s ESOP account and other Company equity programs. None of the nominees owns any of the Company’s other securities.

Immediate family means the spouse, the minor children and any relatives sharing the same home as the nominee.

Unless otherwise noted, all Xerox securities held are owned beneficially by the nominee. Beneficial ownership means he or she has or shares voting power and/or investment power with respect to the securities, even though another name (that of a broker, for example) appears in the Company’s records. All ownership figures are as of February 28, 2011.

Glenn A. Britt
Age: 62       Director since: 2004
Xerox securities owned: 1,000 common shares and 85,658 DSUs
Options/Rights: None
Occupation: Chairman and Chief Executive Officer, Time Warner Cable Inc.
Education: AB, Dartmouth College; MBA, Amos Tuck School of Business Administration
Other Directorships: Time Warner Cable Inc. (since 2003; Chairman since 2009); TIAA (2007-2009); Cardinal Health, Inc. (since 2009)

Other Background: Joined Time Inc. in 1972. Elected Vice President of Time Inc. in 1986, Treasurer in 1986 and Vice President-Finance in 1988. Became Senior Vice President and Treasurer of Time Warner Inc. and then President and CEO of Time Warner Cable Ventures. Appointed CEO of Time Warner Cable in 2001 and Chairman in 2009. Member of the Audit Committee and Compensation Committee of Xerox.

Mr. Britt brings to the Board expertise relevant to a large public company, including a broad range of business skills and experiences, financial literacy and expertise and executive and management leadership skills. These skills and expertise are the result of his education; long and successful business career, during which he served in several leadership positions including treasurer, chief financial officer and CEO of a global technology company; and his service on other public company boards and committees.

Ursula M. Burns
Age: 52       Director since: 2007
Xerox securities owned: 217,257 common shares including ESOP account; an interest in approximately 4,458 common shares through the Xerox Stock Fund under the Xerox 401(k)Plan; immediate family owns 3,458 common shares and an interest in approximately 33,696 common shares through the Xerox Stock Fund under the Xerox 401(k)Plan
Options/Rights: 2,171,192 common shares
Occupation: Chairman of the Board and Chief Executive Officer, Xerox Corporation
Education: BS, Polytechnic Institute of New York; MS, Columbia University
Other Directorships: American Express Corporation (since 2004); Boston Scientific Corporation (2002-2009)

Other Background: Joined Xerox in 1980 and subsequently advanced through several engineering and management positions. Named Vice President and General Manager, Departmental Business Unit in 1997; Vice President, Worldwide Manufacturing in 1999; Senior Vice President, Corporate Strategic Services in 2000; Senior Vice President, President, Document Systems and Solutions Group in 2001; and Senior Vice President, President, Business Group Operations in 2002. Elected President in April 2007; Chief Executive Officer in July 2009; Chairman of the Board effective May 2010.

Ms. Burns brings to the Board expertise relevant to a large public company, including her expertise in global business and technology; extensive operating and management experience at Xerox, a technology-driven global manufacturing and business services company, including currently serving as chief executive officer; and deep understanding of Xerox’s people and products that she has acquired in over 30 years of service at our Company. She also possesses a broad range of experience and skills garnered from the various other leadership positions she has held at Xerox and from her service on other public company boards and committees.

Richard J. Harrington
Age: 64     Director since: 2004
Xerox securities owned: 856 common shares and 57,615 DSUs
Options/Rights: None
Occupation: Retired President and Chief Executive Officer, The Thomson Corporation
Education: BA, University of Rhode Island
Other Directorships: Aetna, Inc. (since 2008)

Other Background: After his retirement from The Thomson Corporation, Mr. Harrington served as Chairman of the Thomson Reuters Foundation. Prior to his retirement, he was President and CEO of The Thomson Corporation. He joined Thomson in 1982 and held a number of leadership positions including President and CEO of Thomson Newspapers; President and CEO of Thomson Professional Publishing; President and CEO of Mitchell International and President of Thomson & Thomson. Employed as an auditor for Arthur Young & Co. for six years prior to joining Thomson. Chairman of the Audit Committee of Xerox.

Mr. Harrington brings to the Board expertise relevant to a large public company, including his broad business experience, extensive knowledge of complex operational matters, executive leadership expertise and financial literacy and expertise. These skills and expertise are the result of his training and work experience in accounting, his long and successful business career, during which he served in several leadership positions culminating in his serving as the CEO of a global provider of electronic information, software and services and his service on other public company boards and committees.

William Curt Hunter
Age: 63     Director since: 2004
Xerox securities owned: 78,030 DSUs and an indirect interest in approximately 7,305 common shares through the Deferred Compensation Plan for Directors and 50 common shares held by immediate family
Options/Rights: None
Occupation: Dean, Tippie College of Business, University of Iowa
Education: BA, Hampton University; MBA, Northwestern University; PhD, Northwestern University
Other Directorships: Trustee of Nuveen Investments (since 2004); Wellmark, Inc. (since 2009); SS&C Technologies, Inc. (2005)

Other Background: From 2003 to 2006, held position of Dean and Distinguished Professor of Finance at the University of Connecticut. During a 15-year career with the Federal Reserve System, held various official positions including Senior Vice President and Director of Research at the Federal Reserve Bank of Chicago and as Associate Economist on the Federal Reserve’s Federal Open Market Committee (1995-2003). From 1988-1995, he held appointments as research officer and senior financial economist, and then as vice president at the Federal Reserve Bank of Atlanta. Held faculty positions at the University of Georgia, Atlanta University, Emory University and Northwestern University. Member of the Audit Committee and the Corporate Governance Committee of Xerox.

Mr. Hunter brings to the Board expertise relevant to a large public company, including his financial literacy and expertise, accounting skills and competency and overall financial acumen. These skills and expertise are the result of his education, service in the Federal Reserve System, service in various faculty positions at universities and his service on other public company boards and committees.

Robert J. Keegan
Age: 63     Director since: 2010
Xerox securities owned: 6,621 DSUs
Options/Rights: None
Occupation: Operating Partner, Friedman Fleischer & Lowe; Retired Chairman of the Board, Chief Executive Officer and President of The Goodyear Tire & Rubber Company
Education: BA, LeMoyne College; MBA, University of Rochester
Other Directorships: The Goodyear Tire & Rubber Company (2000-2010)

Other Background: Prior to his retirement, he served as President and Director of The Goodyear Tire & Rubber Company since 2000, and served as its Chief Executive Officer and Chairman of the Board from 2003 to 2010. He joined Goodyear in 2000 and held a number of leadership positions, including Chief Operating Officer. Previously he served as Executive Vice President of Eastman Kodak from 1997 until 2000. He held various marketing, financial and managerial posts at Eastman Kodak Company from 1972 through 2000, except for a two year period beginning in 1995 when he was an Executive Vice President of Avery Dennison Corporation. Member of the Compensation Committee of Xerox.

Mr. Keegan brings to the Board expertise relevant to a large public company, including his broad business experience, executive leadership expertise and extensive knowledge of financial and operational matters. These skills and experience are the result of his long and successful career during which he served in several leadership positions at The Goodyear Tire & Rubber Company and Eastman Kodak Company, culminating in his serving as Chairman and CEO at The Goodyear Tire & Rubber Company, a leading global company.

Robert A. McDonald
Age: 57     Director since: 2005
Xerox securities owned: 45,239 DSUs
Options/Rights: None
Occupation: Chairman, President and Chief Executive Officer, The Procter & Gamble Company
Education: BS, U.S. Military Academy; MBA, University of Utah
Other Directorships: The Procter & Gamble Company (since 2009; Chairman since 2010)

Other Background: Joined Procter & Gamble in 1980. Named Vice President and General Manager - Philippines, Asia/ Pacific-South, Procter & Gamble Far East in 1994; Regional Vice President - Japan, Procter & Gamble Asia in 1996; President, Northeast Asia in 1999; President, Global Fabric & Home Care in 2001; Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; Chairman in 2010. Member of the Audit Committee and Compensation Committee of Xerox.

Mr. McDonald brings to the Board expertise relevant to a large public company, including his business skills and experience, international experience, executive leadership expertise and extensive knowledge of financial and operational matters. These skills and experience are the result of his education and his long and successful career at Procter & Gamble, a leading global company, where he served in several leadership positions culminating in his currently serving as CEO and Chairman.

N. J. Nicholas, Jr.
Age: 71     Director since: 1987
Xerox securities owned: 106,700 common shares, 61,360 DSUs and an indirect interest in approximately 71,814 common shares through the Deferred Compensation Plan for Directors; immediate family owns 1,400 shares
Options/Rights: 15,000 common shares
Occupation: Investor
Education: AB, Princeton University; MBA, Harvard University Graduate School of Business Administration
Other Directorships: Boston Scientific Corporation (since 1994); Time Warner Cable Inc. (since 2003)

Other Background: President of Time Inc. from 1986 to 1990 and President and Co-Chief Executive Officer, Time Warner Inc. from 1990 to 1992. Former member of the President’s Advisory Committee on Trade Policy and Negotiations and the President’s Commission on Environmental Quality. Member of the Board of Trustees of the Environmental Defense Fund. Chairman of the Compensation Committee and Finance Committee of Xerox.

Mr. Nicholas brings to the Board expertise relevant to a large public company, including his business skills and experience and executive leadership expertise. These skills and experience are the result of his education and his long and successful business career during which he served in several leadership positions culminating in his serving as co-CEO of Time Warner Inc., participation in federal regulatory commissions and committees and service on other public company boards and committees.

Charles Prince
Age: 61     Director since: 2008
Xerox securities owned: 10,000 shares of Common Stock, 29,446 DSUs
Options/Rights: None
Occupation: Senior Counselor, Albright Stonebridge Group, LLC and Albright Capital Management LLC; Retired Chairman and Chief Executive Officer, Citigroup Inc.
Education: BA, MA and JD, University of Southern California; LLM, Georgetown University
Other Directorships: Johnson & Johnson (since 2006); Citigroup Inc. (2003-2007; Chairman 2006-2007)

Other Background: Served as Chief Executive Officer of Citigroup Inc. from 2003 to 2007 and as Chairman from 2006 to 2007. Previously he served as Chairman and Chief Executive Officer of Citigroup’s Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002 and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975 and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Member of the Corporate Governance Committee and member of the Finance Committee of Xerox.

Mr. Prince brings to the Board expertise relevant to a large public company, including a broad mix of business skills and experience, executive leadership expertise, organizational and operational management skills, international experience, and knowledge of complex global business, financial and legal matters. These skills and experience are the result of his education, his long and successful career, during which he served in several leadership positions culminating in his serving as CEO of a global financial services company and his service on other public company boards and committees.

Ann N. Reese
Age: 58     Director since: 2003
Xerox securities owned: 6,654 common shares and 65,987 DSUs
Options/Rights: 5,000 common shares
Occupation: Executive Director, Center for Adoption Policy
Education: BA, University of Pennsylvania; MBA, New York University Graduate School of Business
Other Directorships: The Jones Group Inc. (2003-2011); Sears Holdings (since 2005); Merrill Lynch & Co., Inc., (2004-2008); CBS Corporation (2005-2006)

Other Background: Co-founded the Center for Adoption Policy in 2001. Principal, Clayton, Dubilier & Rice, 1999 to 2000. Executive Vice President and Chief Financial Officer, ITT Corporation, 1995 to 1998; Treasurer, ITT Corporation, 1992 to 1995; Assistant Treasurer, ITT Corporation, 1987 to 1992. Chairman of the Corporate Governance Committee and member of the Finance Committee of Xerox. Lead Independent Director of Xerox.

Ms. Reese brings to the Board expertise relevant to a large public company, including her extensive executive experience in corporate finance, financial reporting and strategic planning, as well as her knowledge, perspective and corporate governance expertise. These skills and experience are the result of her long and successful career during which she served in several leadership positions, including chief financial officer and treasurer, and service on other public company boards and committees.

Mary Agnes Wilderotter
Age: 56     Director since: 2006
Xerox securities owned: 40,938 DSUs
Options/Rights: None
Occupation: Chairman and Chief Executive Officer, Frontier Communications Corporation
Education: BA, College of the Holy Cross
Other Directorships: Frontier Communications Corporation (since 2004; Chairman since 2006); The Procter & Gamble Company (since 2009); Yahoo! Inc. (2007-2009); The McClatchy Company (2001-2007)

Other Background: Joined Frontier Communications Corporation (formerly Citizens Communications) in 2004 as President and Chief Executive Officer, named Chairman and Chief Executive Officer in 2006. Senior Vice President of Worldwide Public Sector, Microsoft, 2002-2004. President and Chief Executive Officer, Wink Communications, Inc., 1996-2002. Executive Vice President, National Operations, AT&T Wireless Services, Inc. and Chief Executive Officer of AT&T’s Aviation Communications Division 1995-1996. Senior Vice President, McCaw Cellular Communications Inc., 1990-1995. Chairman of the Finance Committee of Xerox.

Ms. Wilderotter brings to the Board expertise relevant to a large public company, including her broad business skills and experience and executive leadership expertise. These skills and experience are the result of her long and successful career in the cable and communications and information technology industries, during which she served in several leadership positions culminating in her currently serving as Chairman and CEO of a telecommunications and media company, and her extensive service on other public company boards and committees.

The Board of Directors recommends a vote

FOR

the election of the ten (10) Directors nominated by the Board of Directors

CORPORATE GOVERNANCE

Xerox is committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically. In addition, our directors must act in accordance with our Code of Business Conduct and Ethics for Members of the Board of Directors; our principal executive officer, principal financial officer and principal accounting officer, among others, must act in accordance with our Finance Code of Conduct; and all of our executives and employees must act in accordance with our Code of Business Conduct. Each of these codes of conduct, as well as our Corporate Governance Guidelines and the charters of our Audit, Compensation, Corporate Governance and Finance Committees can be accessed through our website at www.xerox.com/governance. They are also available to any shareholder who requests them in writing addressed to Xerox Corporation, 45 Glover Avenue, P.O. Box 4505, Norwalk, Connecticut 06856-4505, Attention: Corporate Secretary. The Corporate Governance Committee of the Board periodically reviews and reassesses the adequacy of our overall corporate governance, Corporate Governance Guidelines and committee charters.

Director Nomination Process

The Corporate Governance Committee considers candidates for Board membership recommended by Board members, management, shareholders and others (see below). The Corporate Governance Guidelines require that a substantial majority of the Board should consist of independent directors and that management representation on the Board should be limited to senior Company management. There are no specific minimum qualifications that the Corporate Governance Committee believes must be met by prospective candidates; however, the Corporate Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include, among other things, the candidate’s broad perspective, integrity, independence of judgment, experience, expertise, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Corporate Governance Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Our Corporate Governance Guidelines dictate that diversity should be considered by the Corporate Governance Committee in the director identification and nomination process. This means that the Corporate Governance Committee seeks nominees who bring a variety of business backgrounds, experiences and perspectives to the Board. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a broad diversity of experience, professions, skills, geographic representations, knowledge and abilities that will allow the Board to fulfil its responsibilities. Shareholders who wish to recommend individuals for consideration by the Corporate Governance Committee may do so by submitting a written recommendation to the Secretary of the Company, P.O. Box 4505, Norwalk, Connecticut 06856-4505. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment and current board memberships (if any), for the Corporate Governance Committee to consider. The submission must be accompanied by the written consent of the nominee to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received no earlier than November 14, 2011 and no later than December 14, 2011, will be considered for nomination at the 2012 Annual Meeting of Shareholders.

Board Leadership Structure

We believe that the most effective board structure is one that emphasizes Board independence and ensures that the Board’s deliberations are not dominated by management while also ensuring that the Board and senior management act with a common purpose and in the best interest of the Company. We believe we achieve this balance through the appointment of our CEO as Chairman of the Board and the appointment of a lead independent director.

Accordingly, our CEO, Ms. Burns, serves as Chairman of the Board of Directors and our Board of Directors annually rotates the appointment of the Chairman of the Corporate Governance Committee and the Chairman of the Compensation Committee to serve as lead independent director, whose responsibilities include: presiding at executive sessions of the independent directors; calling special meetings of the independent directors, as needed; and serving as liaison on Board-wide issues between the independent directors and the Chief Executive Officer, as needed. Under our Corporate Governance Guidelines, each regularly scheduled Board meeting must include an executive session of all directors and the CEO and a separate executive session attended only by the independent directors. Our Board is 90 percent comprised of directors who qualify as independent directors and each of our standing Board committees is comprised solely of independent directors, including our Corporate Governance Committee, which establishes our corporate governance policy and monitors the effectiveness of policy at the Board level. The lead independent director is instrumental in working with the Chairman and CEO and other Board members to provide effective, independent oversight of the Company’s management and affairs. You can find more information on the lead independent director on the Company’s website at www.xerox.com/governance.

Risk Oversight

Our Board of Directors oversees our Enterprise Risk Management process which is designed to strengthen our risk-management capability and to assess, monitor and manage all categories of business risk, including strategic, operational, compliance and financial reporting. The Company’s Chief Financial Officer is responsible for the Company’s Enterprise Risk Management function. To ensure that Enterprise Risk Management is integrated with our business management, the Company’s Management Committee, the Business Ethics and Compliance Board, and various Internal Control committees, monitor risk exposure and the effectiveness of how we manage these risks. In addition, our major operating units are responsible for monitoring and managing the risks within their business.

While the Board of Directors has ultimate oversight responsibility for the risk management process, various committees of the Board have been delegated responsibility for certain aspects of risk management. The Audit Committee focuses on financial risk, including risks associated with internal controls, audit, financial reporting and disclosure matters, by discussing with management and our internal and external auditors, at least quarterly, these exposures, our policies with respect to risk assessment and risk management and the steps management has taken to monitor and control these exposures. In addition, the Compensation Committee seeks to incent employees in a manner that discourages unnecessary or inappropriate risk-taking, while encouraging a level of risk-taking behavior consistent with the Company’s business strategy.

Director Independence

A director is not considered independent unless the Board determines that he or she has no material relationship with the Company. The Board has adopted categorical standards to assist in both its determination and the Corporate Governance Committee’s recommendation as to each director’s independence. Under these categorical standards, a director will be presumed not to have a material relationship with the Company if:

(1)	he or she satisfies the bright-line independence and other applicable requirements under the listing standards of the NYSE and all other applicable laws, rules and regulations regarding director independence, in each case from time to time in effect;

(2)	he or she is not a current employee (and none of his or her “immediate family members” is employed as an “executive officer,” each as defined by the NYSE Corporate Governance Rules) of a company that has made payments to, or received payments from, the Company or any of its consolidated subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or one percent of such other company’s consolidated gross revenues; and

(3)	in the event that he or she serves as an executive officer or director of a charitable organization, the Company and its consolidated subsidiaries donated less than five percent of that organization’s charitable receipts (provided that if within the preceding three years the Company and its consolidated subsidiaries donated annual aggregate contributions in excess of $1 million or two percent of the annual consolidated gross revenue of the charitable organization, such contributions must be disclosed in the Company’s Proxy Statement).

Our Board has determined that all of the nominees for election as directors have satisfied the foregoing categorical standards and are independent under the NYSE Corporate Governance Rules, with the exception of Ursula M. Burns, our Chairman of the Board and Chief Executive Officer.

In addition, the Corporate Governance Committee reviews relationships involving members of the Board, their immediate family members and affiliates, and transactions in which members of the Board, their immediate family members and their affiliates have a direct or indirect interest in which the Company is a participant to determine whether such relationship or transaction is material and could impair a director’s independence. In making independence determinations, the Board considers all relevant facts and circumstances from the point of view of both the director and the persons or organizations with which the director has relationships. See “Certain Relationships and Related Person Transactions.”

As a result of the aforementioned review, 90% of our nominees for election as directors are deemed to be independent.

Certain Relationships and Related Person Transactions

Related Person Transactions Policy

The Board has adopted a policy addressing the Company’s procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which the Company will participate or has participated and a “related person” (as defined in Item 404(a) of Regulation S-K) has or will have a direct or indirect material interest, and which exceeds $120,000 in the aggregate, is subject to review (each such transaction, a “Related Person Transaction”). In its review of Related Person Transactions, the Corporate Governance Committee reviews the material facts and circumstances of the transaction and takes into account certain factors, where appropriate, based on the particular facts and circumstances, including: (i) the nature of the “related person’s” interest in the transaction; (ii) the significance of the transaction to the Company and to the “related person”; and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of the Company.

No member of the Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person.”

Certain Employment Arrangements

We actively recruit qualified candidates for our employment needs. Relatives of our executive officers and other employees are eligible for hire. We currently have 10 non-executive employees who are employed by Xerox or one of its subsidiaries who receive more than $120,000 in annual compensation (salary, cash bonus, equity awards and commissions) who are related to our current executive officers, including executive officers who are also directors. These are routine employment arrangements entered into in the ordinary course of business with compensation commensurate with that of their peers. The terms of their employment are consistent with the Company’s human resources policies. Thomas Blodgett and Bill Blodgett, siblings of Lynn Blodgett, our Executive Vice President and Chief Executive Officer of ACS, earned $2,299,170 (salary, cash bonus and equity awards) and $393,712 (salary, cash bonus, equity awards and commissions), respectively, in compensation during 2010. Thomas Blodgett is an executive vice president and the chief operating officer of ACS and has been with ACS for 13 years. Bill Blodgett is a senior vice president of operations at ACS and has been with ACS for 11 years. Andrew Jenkins, Lynn Blodgett’s son-in-law, earned $737,004 (salary, equity awards and commissions) in compensation during 2010. Andrew Jenkins is a senior vice president of sales at ACS and has been with ACS for 13 years. The remaining 7 employees each received between $120,000 and $230,000 in compensation during 2010.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Committee Functions, Membership and Meetings

Our Board of Directors has four standing committees: Audit, Compensation, Corporate Governance and Finance. Set forth below is a list of the committees of our Board, a summary of the responsibilities of each committee, the number of committee meetings held during 2010 for each committee and a list of the members of each committee.

Audit Committee (12 meetings)

A copy of the charter of the Audit Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Audit Committee include:
  oversee the integrity of the Company’s financial statements;

  oversee the Company’s compliance with legal and regulatory requirements;

  oversee the Company’s risk assessment policies and practices, including the Enterprise Risk Management process;

  assess independent auditors’ qualifications and independence;

  assess performance of the Company’s independent auditors and the internal audit function;

  review the Company’s audited financial statements, including the Company’s specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board their inclusion in the Company’s Annual Report on Form 10-K; and

  review and approve the Company’s code of business conduct and ethics.
The Audit Committee is also responsible for the preparation of the Audit Committee Report that is included in this Proxy Statement on page 59.

Members: Glenn A. Britt; Richard J. Harrington; William Curt Hunter; and Robert A. McDonald.

Chairman: Mr. Harrington

The Board has determined that all of the members of the Audit Committee are (1) independent under the Company’s Corporate Governance Guidelines and under the applicable SEC and NYSE Corporate Governance Rules and (2) “audit committee financial experts,” as defined in the applicable SEC rules, and are financially literate. Designation or identification of a person as an audit committee financial expert does not impose any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and the Board of Directors in the absence of such designation or identification.

Compensation Committee       (6 meetings)

A copy of the charter of the Compensation Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Compensation Committee include:
  oversee development and administration of the Company’s executive compensation plans;

  set the compensation of the CEO and other executive officers;

  review and approve the performance goals and objectives for the compensation of the CEO and other executive officers;

  oversee the evaluation of the CEO and other executive officers;

  have sole authority to retain and terminate the consulting firms engaged to assist the Committee in the evaluation of the compensation of the CEO and senior management;

  consult with the CEO and advise the Board about senior management succession planning; and

  review and approve employment, severance, change-in-control, termination and retirement arrangements for executive officers.
The Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis (CD&A) with management, and has recommended to the Board that the CD&A be included in the Company’s Proxy Statement (beginning on page 22) and incorporated by reference in the Company’s 2010 Annual Report on Form 10-K. The CD&A discusses the material aspects of the Company’s compensation objectives, policies and practices. The Compensation Committee’s report appears on page 42 of this Proxy Statement.

The Compensation Committee has not delegated its authority for compensation for executive officers. The Compensation Committee has, however, delegated authority under the Company’s equity plan to the CEO to grant equity awards to employees who are not executive officers. The CEO is responsible for setting the compensation of, reviewing performance goals and objectives for, and evaluating officers who are not executive officers.

Officer compensation decisions are made by the Compensation Committee after discussing recommendations with the CEO and the Vice President of Human Resources. The Chief Financial Officer confirms the Company’s financial results used by the Compensation Committee to make compensation decisions. The Chief Financial Officer may attend Compensation Committee meetings to discuss financial targets and results for the Annual Performance Incentive Plan and the Executive Long-Term Incentive Program as described in the CD&A. The Compensation Committee meets in executive session to review and approve compensation actions for the CEO and Chairman.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. as an independent consultant to the Compensation Committee. Frederic W. Cook & Co., Inc., including Mr. Cook, provides no services to management and provides an annual letter to the Compensation Committee affirming its independence. The consultant’s responsibilities are discussed on page 24 of this Proxy Statement.

Members: Glenn A. Britt; Robert A. McDonald; Robert J. Keegan; and N. J. Nicholas, Jr.

Chairman: Mr. Nicholas

Mr. Keegan joined the Committee on January 1, 2011. The Board has determined that all of the members of the Compensation Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Listing Standards.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

Corporate Governance Committee       (5 meetings)

A copy of the charter of the Corporate Governance Committee is posted on the Company’s website at www.xerox.com/governance.

The responsibilities of the Corporate Governance Committee include:
  identify and recommend to the Board individuals to serve as directors of the Company and on Board committees;

  advise the Board regarding Board composition, procedures and committees;

  develop, recommend to the Board and annually review the corporate governance principles applicable to the Company;

  administer the Company’s Related Person Transactions Policy;

  evaluate and recommend director compensation to the Board; and

  oversee the annual Board and committee evaluation processes.
The Corporate Governance Committee recommends to the Board nominees for election as directors of the Company and considers the performance of incumbent directors in determining whether to recommend their nomination.

Members: William Curt Hunter; Charles Prince; and Ann N. Reese.

Chairman: Ms. Reese

The Board has determined that all of the members of the Corporate Governance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Finance Committee       (2 meetings)

A copy of the charter of the Finance Committee is posted on the Company’s website as described above.

The responsibilities of the Finance Committee are:
  review the Company’s cash position, capital structure and strategies, financing strategies, insurance coverage and dividend policy; and

  review the adequacy of funding of the Company’s funded retirement plans and welfare benefit plans in terms of the Company’s purposes.
Members: N. J. Nicholas, Jr.; Charles Prince; Ann N. Reese; and Mary Agnes Wilderotter.

Chairman: Ms. Wilderotter

The Board has determined that all of the members of the Finance Committee are independent under the Company’s Corporate Governance Guidelines and the NYSE Corporate Governance Rules.

Attendance and Compensation of Directors

Attendance: 7 meetings of the Board of Directors and 25 meetings of the Board committees were held in 2010. All incumbent directors attended at least 75 percent of the total number of meetings of the Board and Board committees on which they served. The Company’s policy generally is for all members of the Board of Directors to attend the Annual Meeting of Shareholders. All nominees who served as directors last year attended the 2010 Annual Meeting of Shareholders.

We believe that attendance at meetings is only one means by which directors may contribute to the effective management of the Company and that the contributions of all directors have been substantial and are highly valued.

Summary of Director Compensation

Compensation for our directors is determined by the Corporate Governance Committee and approved by the full Board of Directors. Directors who are our employees receive no additional compensation for serving as a director. Accordingly, Ms. Burns and Mrs. Mulcahy did not receive any additional compensation for their service on the Board during 2010.

During 2010, the Corporate Governance Committee engaged an independent consultant to review Board compensation and, as a result of this review, the Board amended the director compensation plan effective July 1, 2010. Prior to July 1, 2010, directors received a retainer payable semi-annually in advance for service on the Board of Directors, with additional retainers for serving as a committee chairman or serving on the Audit Committee. All retainers were paid 50% in cash and 50% in equity. For the cash portion of their compensation, directors had the option to defer their payment under the existing Xerox Corporation Deferred Compensation Plan for Directors or receive additional equity in lieu of cash.

The annual retainer for directors, prior to July 1, 2010, was $130,000; the chairman of the Audit Committee received an additional $30,000; Audit Committee members received an additional $10,000; the chairman of the Compensation Committee received an additional $20,000; and the chairmen of the Corporate Governance and the Finance Committees each received an additional $15,000.

Effective July 1, 2010, the director compensation plan was amended. Beginning July 1, 2010, the annual cash retainer for directors is $65,000; the value of the annual equity retainer for directors is $130,000; the chairman of the Audit Committee receives an additional $20,000; Audit Committee members receive an additional $10,000; the chairman of the Compensation Committee receives an additional $15,000; Compensation Committee members receive an additional $5,000; the chairmen of the Corporate Governance and Finance Committees each receive an additional $10,000; and the Lead Independent Director receives an additional $15,000. The directors no longer have an option to receive additional equity in lieu of cash, but still have the option to defer their cash payments under the existing Xerox Corporation Deferred Compensation Plan for Directors.

Directors also receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board.

Each non-employee director is required to establish a meaningful equity ownership interest in the Company. This is achieved by paying the director’s equity fees in DSUs, which by their terms are required to be held until the earlier of one year after termination of Board service or the date of death. DSUs are a bookkeeping entry that represents the right to receive one share of the Company’s Common Stock at a future date. DSUs include the right to receive dividend equivalents, which are credited in the form of additional DSUs, at the same time and in approximately the same amounts that the holder of an equivalent number of shares of Common Stock would be entitled to receive in dividends. The DSUs are issued under the 2004 Directors Plan, which was approved by the Xerox shareholders at the 2004 Annual Meeting of Shareholders. Individually, the compensation for each non-employee director during fiscal year 2010 was as follows:

					Change in
					Pension
					Value and
	Fees				Non-Qualified
	earned			Non-Equity	Deferred
	or paid in	Stock	Option	Incentive Plan	Compensation	All Other
	cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name of Director (1)	($) (2)	($) (3)	($)	($)	($) (4)	($) (4)	($)
Glenn A. Britt	40,000	135,000	—	—	—	12,096	187,096
Richard J. Harrington	82,500	105,000	—	—	—	7,544	195,044
William Curt Hunter	37,500	135,000	—	—	—	10,819	183,319
Robert J. Keegan	2,708	5,417*	—	—	—	0	8,125
Robert A. McDonald	75,000	100,000	—	—	—	5,495	180,495
N. J. Nicholas, Jr.	77,500	102,500	—	—	—	8,183	188,183
Charles Prince	65,000	97,500	—	—	—	2,862	165,362
Ann N. Reese	81,250	101,250	—	—	—	8,964	191,464
Mary Agnes Wilderotter	73,750	101,250	—	—	—	4,769	179,769
____________________

(1)	Mr. Keegan was elected to the Board of Directors on December 8, 2010. His director compensation for 2010 was pro-rated.

(2)	Cash compensation deferred under the Deferred Compensation Plan for Directors is reflected in the “All Other Compensation” column of this table. No cash compensation was deferred in 2010. Cash compensation elected in the form of DSUs under the 2004 Directors Plan is reflected in the “Stock Awards” column of this table.

(3)	Compensation awarded in the form of DSUs or DSUs elected in lieu of cash compensation are reflected in this column. Mr. Britt and Mr. Hunter elected to take their 2010 cash compensation in the form of DSUs under the 2004 Directors Plan. The amount presented in this column reflects the aggregate grant date fair value of the DSUs awarded during 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718, Compensation – Stock Compensation.

The total number and value of all DSUs as of the end of 2010 (based on the year-end closing market price of our Common Stock of $11.52) held by each director is as follows: Mr. Britt, 79,689 ($918,017); Mr. Harrington, 51,749 ($596,148); Mr. Hunter, 72,089 ($830,465); Mr. McDonald, 39,418 ($454,095); Mr. Nicholas, 55,480 ($639,130); Mr. Prince, 23,683 ($272,828); Ms. Reese, 60,090 ($692,237); and Ms. Wilderotter, 35,133 ($404,732). *Since Mr. Keegan joined the Board in December 2010, his pro-rated equity retainer of $5,417 was not issued until January 2011.

(4)	Included in the “All Other Compensation” column are the reinvestment of dividend equivalents paid on DSUs during 2010. Amounts deferred under the Deferred Compensation Plan for Directors are credited with interest at either the investment return on the Xerox Stock Fund in the Xerox Corporation Savings Plan or at the Prime Rate. There is no above market interest credited on non-qualified deferred compensation balances in the Deferred Compensation Plan for Directors.

For information on compensation for directors who are officers, see the executive compensation tables beginning on page 43.

SECURITIES OWNERSHIP

Ownership of Company Securities

We are not aware of any person who, or group which, owns beneficially more than 5% of any class of the Company’s equity securities as of February 28, 2011, except as set forth below(1).

		Amount and
		Nature of		Percent
		Beneficial		of Class
Title of Class	Name and Address of Beneficial Owner	Ownership		(2)
Common Stock	Dodge & Cox	115,106,619	(2)	8.3%
	555 California Street, 40th Floor
	San Francisco, CA 94104
Common Stock	BlackRock, Inc.	92,872,513	(3)	6.7%
	40 East 52nd Street
	New York, NY 10022
Common Stock	State Street Corporation, as Trustee under
	other plans and accounts	81,449,512	(4)	5.9%
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111
Common Stock	FMR, LLC	74,325,517	(5)	5.4%
	82 Devonshire Street
	Boston, MA 02109
Common Stock	Darwin Deason	74,350,614	(6)	5.3%
	8181 Douglas Avenue, 10th Floor
	Dallas, TX 75225
Common Stock	Franklin Mutual Advisers, LLC	71,208,055	(7)	5.1%
	101 John F. Kennedy Parkway
	Short Hills, NJ 07078-2789
____________________

(1)
The words “group” and “beneficial” are as defined in regulations issued by the SEC. Beneficial ownership under such definition means possession of sole voting power, shared voting power, sole dispositive power or shared dispositive power. The information provided in this table is based solely upon the information contained in the most recent Form 13G or Form 13G/A filed by the named entity with the SEC. The percent of class is calculated as of December 31, 2010. Dodge & Cox, BlackRock, Inc. and Franklin Mutual Advisers, LLC are registered investment advisers under the Investment Advisers Act of 1940, as amended. BlackRock, Inc. and FMR, LLC each have subsidiaries that are investment advisers under the Investment Advisers Act of 1940, as amended, with beneficial ownership of the shares.

(2)
Within the total shares reported, as to certain of the shares, Dodge & Cox has sole voting power for 109,574,713 shares, sole dispositive power for 115,106,619 shares and has no shared voting or shared dispositive power for any of the shares. These securities are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(3)	BlackRock, Inc. and its subsidiary companies have sole voting power and sole dispositive power for 92,872,513 shares, and have no shared voting power or shared dispositive power for any of the shares.

(4)	Within the total shares reported, as to certain of the shares, State Street Corporation has shared voting power and shared dispositive power for 81,449,512 shares, and has no sole voting power or sole dispositive power for any of the shares. As of December 31, 2010, State Street Corporation held 15,229,348 of the total reported shares as ESOP Trustee under the Xerox ESOP. Each ESOP participant may direct the ESOP Trustee as to the manner in which shares allocated to his or her ESOP account shall be voted. The ESOP Trust Agreement provides that the ESOP Trustee shall vote any shares allocated to participants’ ESOP accounts as to which it has not received voting instructions in the same proportions as shares in participants’ ESOP accounts as to which voting instructions are received. The power to dispose of shares is governed by the terms of the ESOP Plan and elections made by ESOP participants.

(5)	Within the total shares reported, as to certain of the shares, FMR, LLC has sole voting power for 3,960,882 shares. FMR, LLC and its affiliates, including Edward C. Johnson III, have sole dispositive power for 74,325,517 shares and have no shared voting power or shared dispositive power for any of the shares.

(6)	Based solely on the Form 13G filed on February 16, 2010, as of February 5, 2010, Darwin Deason had sole voting power and sole dispositive power for 74,350,614 shares, and had no shared dispositive or shared voting power for any of the shares. The percent of class is based on 1,397,577,634 shares of the Company’s total common stock outstanding on December 31, 2010. The total number of shares and the percent of class reported for Mr. Deason includes 300,000 shares of Xerox Series A Convertible Perpetual Preferred Stock held by Mr. Deason that are convertible into 26,966,280 shares of the Company’s Common Stock and options held by Mr. Deason which are exercisable for 4,251,173 shares of the Company’s Common Stock.

(7)	Franklin Mutual Advisers, LLC has sole voting power and sole dispositive power for 71,208,055 shares, and has no shared voting power or shared dispositive power for any of the shares.

Shares of Common Stock of the Company owned beneficially by its directors and nominees for director, each of the current executive officers named in the Summary Compensation Table and all directors and current executive officers as a group, as of February 28, 2011, were as follows:

	Amount	Total
Name of	Beneficially	Stock
Beneficial Owner	Owned	Interest
Lynn R. Blodgett	1,739,311	3,694,760
Glenn A. Britt	1,000	86,658
Ursula M. Burns	834,484	2,656,230
James A. Firestone	851,514	1,471,536
Richard J. Harrington	856	58,471
William Curt Hunter	50	85,385
Robert J. Keegan	0	6,621
Luca Maestri*	0	0
Robert A. McDonald	123,100	256,274
N. J. Nicholas, Jr.	0	45,239
Charles Prince	10,000	39,446
Ann N. Reese	11,654	77,641
Mary Agnes Wilderotter	0	40,938
Armando Zagalo de Lima	450,797	876,725
Lawrence A. Zimmerman*	1,251,217	1,315,858
All directors and executive officers as a group (28)	6,676,615	13,959,409
____________________

*	Lawrence Zimmerman stepped down from his position of Chief Financial Officer effective February 15, 2011 and retired from the Company on April 1, 2011. The Company named Luca Maestri to succeed Mr. Zimmerman as Chief Financial Officer, effective February 16, 2011.

     Percent Owned by Directors and Executive Officers: Less than 1% of the aggregate number of shares of Common Stock outstanding at February 28, 2011 is owned by any director or executive officer. The amount beneficially owned by all directors and executive officers as a group amounted to less than 1%.

     Amount Beneficially Owned: The numbers shown are the shares of Common Stock considered beneficially owned by the directors and executive officers in accordance with SEC rules. Shares of Common Stock which executive officers and directors had a right, within 60 days, to acquire upon the exercise of options or rights are included. Shares held in a grantor retained annuity trust (GRAT) or by family members, shares held in the ESOP accounts and vested shares, the receipt of which have been deferred under one or more equity compensation programs, are also included. All these are counted as outstanding for purposes of computing the percentage of Common Stock outstanding and beneficially owned.

     Total Stock Interest: The numbers shown include the amount shown in the Amount Beneficially Owned column plus options held by directors and executive officers not exercisable within 60 days, DSUs, performance shares and restricted stock units. The numbers also include the interests of executive officers and directors in the Xerox Stock Fund under the Xerox Corporation Savings Plan and the Deferred Compensation Plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires the Company’s directors, executive officers and persons who own more than ten percent of the Common Stock of the Company, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock of the Company. Directors, officers and greater than ten percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required to be filed with the SEC, the Company believes that all reports for the Company’s directors and executive officers that were required to be filed under Section 16 of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2010 were timely filed, except for: Mr. Blodgett, Leslie Varon and Mr. Zagalo de Lima, who each filed one late Form 4 reporting one transaction; and Jacques Guers, who filed an amendment to Form 3 to report an omitted holding.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

During 2010, our markets continued to improve despite on-going worldwide economic weakness. Results remained strong in our developing markets countries as well as in the small to mid-size business market. Following our transformative acquisition of ACS in February 2010, we are now the world’s leading enterprise for business process and document management. Our 2010 results included strong revenue growth and earnings expansion, reflecting the strength of our business model and excellent cash generation.

Our compensation philosophy is to attract and retain first-class executive talent, reward past performance, motivate future performance, and align the long-term interests of our officers with those of our shareholders. Named executive officer compensation for 2010 was consistent with the objectives of our compensation philosophy and with our performance. The compensation actions taken by the Compensation Committee for our named executive officers are summarized below:
  Short-Term Incentives: Revenue Growth, Earnings per Share and Cash Flow from Operations were the 2010 performance measures for our annual short-term incentive program. Performance with respect to each of these metrics was either at or above target. However, the Compensation Committee used its negative discretion and approved short-term incentive awards accordingly for our named executive officers.

  Long-Term Incentives: Long-term incentives make up a significant portion of each of our named executive officer’s compensation. Consistent with our historical practice of granting three-year performance share awards, the Compensation Committee reinstated the three-year performance share award program in 2010 with performance measures of Earnings per Share and Cash Flow from Operations. The value of these equity awards is directly linked to performance of the Company. The number of performance shares that vest are based on achievement of performance goals. In addition, if our shareholders’ value declines, so does the value of the performance shares. Increases to long-term incentive awards were driven by an increase in the scope of responsibility for two of our named executive officers.

  Base Salaries: Based on our analysis of the overall economy, the Committee determined that there would be no salary increases unless there was a significant increase in scope of responsibility. Utilizing this criterion, two named executive officers received salary increases in 2010.

The Committee regularly reviews best practices and, consistent with these practices, made the following changes:
  Revised change-in-control agreements to eliminate excise tax reimbursement and to limit benefit triggers related to voluntary termination for good reason.

  Established a new peer group for 2011 for reviewing pay and performance that more closely aligns with our business.

  Entered into non-compete and non-solicitation agreements with key employees (where permissible under local law), prohibiting key employees who leave the Company from competing against the Company and from soliciting Xerox customers or current employees for a certain period of time after leaving the company.
Other best practices include:
  Stock ownership and post-retirement holding requirements

  Double-trigger vesting of equity awards upon a change in control

  Claw back policies in the event the participant engages in detrimental activity against Xerox

  Annual equity awards typically granted 100% in performance shares

  Limited perquisites

  No tax gross-ups on perquisites

  Independent consultant to the Committee does not perform any other services for the Company

  Talent reviews are conducted annually with the Board to address succession planning and development of key executives

  Prohibition on hedging

  Generally no employment agreements or golden parachutes
OVERVIEW

Shareholder value is delivered through a world-class management team. Our executive compensation program plays an important role in attracting, retaining, and rewarding people with the ability, drive, and vision to manage our business and ensure our long-term success. Our executive compensation program is a significant component of our ability to create an advantage for Xerox in an increasingly competitive global market.

Anne M. Mulcahy retired as Chairman of the Board, effective May 20, 2010. On March 29, 2010, the Board elected our CEO, Ursula M. Burns to succeed Mrs. Mulcahy as Chairman of the Board, effective May 20, 2010. The named executive officers are the CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO. The former Chairman is also a named executive officer for 2010. The named executive officers for 2010 are:

Ursula M. Burns	Chairman and Chief Executive Officer
Lawrence A. Zimmerman	Vice Chairman and Chief Financial Officer
Lynn R. Blodgett	Executive Vice President; President and Chief Executive Officer, Affiliated Computer Services, Inc.
Armando Zagalo de Lima	Executive Vice President; President, Global Customer Operations
James A. Firestone	Executive Vice President; President, Corporate Operations
Anne M. Mulcahy	Former Chairman

In January 2011, Mr. Zimmerman announced his intention to step down from his position of Chief Financial Officer effective February 15, 2011 and retire from the company on April 1, 2011. The Company named Luca Maestri to succeed Mr. Zimmerman as Chief Financial Officer, effective February 16, 2011.

Our compensation objectives are to:
  attract first-class executive talent

  retain key leaders

  reward past performance

  motivate future performance

  align the long-term interests of our officers with those of our shareholders foster the identification and development of leadership potential in key talent

Our executive compensation program is designed to develop and motivate the individual and collective abilities of our management team. We consider Company business performance and the competitive marketplace in the design, delivery and funding of our total compensation program. We use a variety of compensation elements to achieve these objectives, including base salary, short-term incentives and long-term incentives. Our executive compensation program provides a framework for governing our overall employee compensation program by setting general standards of performance. This helps to create an environment that links goals, expectations and performance to rewards.

OVERSIGHT OF THE EXECUTIVE COMPENSATION PROGRAM

The Compensation Committee (Committee) administers the executive compensation program on behalf of the Board and our shareholders. The members of the Committee are Glenn A. Britt, Robert A. McDonald, Robert J. Keegan, and N.J. Nicholas, Jr., who serves as the Committee chair. Mr. Keegan joined the Committee on January 1, 2011. The Committee is composed entirely of independent members of the Board, consistent with the governance standards under the listing requirements of the NYSE.

The Committee’s responsibilities are discussed on page 17 of this Proxy Statement, and a complete description of its responsibilities and functions is set forth in its charter, which can be found on the Company’s website at www.xerox.com/governance. For additional information on the members of the Committee, see “Biographies.”

The Committee has retained the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., to assist with its responsibilities. This consultant works only for the Committee and has performed no work for the Company since being retained as an independent consultant to the Committee. As provided in its charter, the Committee has the authority to determine the scope of the consultant’s services and may terminate the consultant’s engagement at any time. The consultant reports to the Committee chair and is an independent resource if the Committee has any questions or wishes to discuss issues. During fiscal 2010, the consultant provided the following services:
  continuously updated the Committee on trends in executive compensation, including providing the Committee chair with proactive advice on emerging practices,

  reviewed officer compensation levels and the Company’s overall performance compared to a 13-company peer group made up of organizations with which the Company is likely to compete for executive expertise, as well as companies of similar size and scope (see “Our Executive Compensation Principles” for additional information on the Xerox peer group), reviewed incentive compensation designs for short-term and long-term programs,

  reviewed total shareholder return compared to the Xerox peer group, the S&P 500 and an industry peer group made up of companies in the S&P 500 IT Index,

  reviewed Committee materials with management before distribution to Committee members to advise management and the Committee of possible issues and suggested changes,

  attended Committee meetings as requested by the Committee chair, including meetings in executive session, and specifically advised the Committee on CEO and Chairman compensation decisions.
OUR EXECUTIVE COMPENSATION PRINCIPLES

The following core principles reflect the compensation philosophy of the Company with respect to the named executive officers, as established and refined from time to time by the Committee:

1. Compensation should reinforce the Company’s business objectives and values.

2. Compensation should be performance-related and should not motivate unnecessary risk for the Company.

3. There should be flexibility in allocating the various compensation elements.

4. Compensation opportunities should be competitive.

5. Incentive compensation should balance short-term and long-term performance.

6. Named executive officers should have financial risk and reward tied to their business decisions.

These principles are intended to motivate the named executive officers to improve the Company’s financial performance; to be personally accountable for the performance of the business units, divisions, or functions for which they are responsible; and to collectively make decisions about the Company’s business that will deliver value to shareholders over the long term. Here is how we put these principles into practice:

1. Compensation should reinforce the Company’s business objectives and values.
Our executive compensation program includes the incentives necessary to reward the contributions and leadership that serve to increase profits, revenue, operating cash flow and shareholder value; enhance confidence in our financial stewardship; create and maintain the high morale and commitment of our employees; and enhance our reputation as a responsible corporate citizen.

2. Compensation should be performance-related and should not motivate unnecessary risk for the Company.
We consider both business performance and the competitive marketplace when we design, deliver and fund our compensation programs. However, performance objectives should not incent executives to take unnecessary risk that could jeopardize the financial health of the Company. The philosophy and design of our programs is to keep executives focused on both the short-term and long-term performance of the Company. The majority of named executive officer compensation is performance based and subject to certain claw backs. The Committee considers the impact of these programs on the behavior of the senior management team, including named executive officers, particularly related to short-term and long-term incentives. The Committee believes that our programs motivate positive behavior while balancing risk and reward, consistent with the interests of shareholders. A risk assessment was conducted for compensation plans covering all employees. Based on this assessment and a review of our internal controls, it was determined that our compensation plans and practices do not motivate behavior that could have a material adverse impact on the Company.

We pay for performance by rewarding superior performers with premium compensation. We reward named executive officers when the Company achieves annual and long-term performance objectives. Likewise, performance below targeted levels results in less than target compensation. The Committee believes that a significant portion of a named executive officer’s total compensation should be at risk and tied to how well the Company, the individual, and the individual’s business unit, division, or function performs against financial objectives and non-financial objectives. Generally two-thirds or more of our named executive officers’ pay is performance-based and, therefore, at risk and variable from year to year.

In 2010, base salary for the named executive officers was on average less than 25% of the total annual target compensation for our named executive officers with the exception of Mrs. Mulcahy (who did not receive an annual long-term equity award in 2010). Total target compensation includes base salary, target annual short-term cash incentives, and target annual long-term equity and cash incentive awards.

The Committee also reviews the Company’s performance in relation to the peer group (defined below) and total shareholder return as a reference point in considering appropriate compensation.

3. There should be flexibility in allocating the various compensation elements.
The Committee believes that the majority of our named executive officers’ compensation should be at risk through short-term cash and long-term equity incentives. It does not target any specific mix of elements of compensation in cash versus equity, in short-term compensation versus long-term compensation, or in fixed pay versus variable pay, and instead has the flexibility to establish compensation consistent with the principle that the majority of pay should be at risk through short-term and long-term incentives.

4. Compensation opportunities should be competitive.
Our total compensation program must be flexible to competitively attract, retain, and motivate talent to drive the business in a global market. The Committee does not target a specific competitive position relative to the market in considering the compensation of our named executive officers. However, to further this principle, the Committee reviews peer group compensation data from proxy statements annually to ensure that our executive compensation program for named executive officers is competitive in the global office equipment, technology, document services, and business process and information technology outsourcing industries and with the Company’s direct competitors.

Xerox Peer Group

The Committee compares named executive officer pay to peer group proxy data. Our peer group is made up of companies with which we are likely to compete for executive talent as well as companies of similar size and scope. The 2010 peer group included the same companies as in 2009. Our 2010 peer group was comprised of:

Accenture	Eastman Kodak	Lexmark International
Automatic Data Processing	EMC	Motorola
Cisco Systems	Hewlett-Packard	Pitney Bowes
Computer Science Corp.	IBM	Texas Instruments
Dell

The Committee regularly reviews the peer group. A new peer group has been established for 2011 to reflect our acquisition of Affiliated Computer Services, Inc. (ACS). The 2011 peer group is comprised of companies that share a similar business model in one or more areas, including their mix of goods and services, technology focus, strong brand recognition and focus on global operations. The median revenue of this peer group is approximately $19 billion.

Accenture	EMC	Pitney Bowes
Automatic Data Processing	Emerson Electric	Ricoh*
Canon*	Hewlett-Packard	Seagate Technology
Cisco Systems	Honeywell International	Texas Instruments
Computer Science Corp.	Intel Corp.	3 M
Dell	Lexmark International	United Technologies
E.I. du Pont de Nemours and Co.	Motorola
____________________

*	Not included in pay comparisons as these are non-U.S. headquartered companies and compensation data is not readily available.

5. Incentive compensation should balance short-term and long-term performance.
While the Committee seeks to structure a balance between achieving strong annual results and ensuring the Company’s long-term viability and success, it does not target a specific mix of short-term and long-term incentives. Named executive officers are regularly provided incentive opportunities based on achievement of both short-term and long-term objectives. The portion of total compensation represented by the Company’s short-term and long-term incentive programs increases with positions at higher levels of responsibility such as those held by named executive officers who have the greatest influence over time on the Company’s strategic direction and results.

6. Named executive officers should have financial risk and reward tied to their business decisions.
The Committee believes that named executive officers should have a financial interest in the Company’s long-term results. Consequently, we require our named executive officers to be shareholders of the Company and provide them various ways to do so. In addition, the majority of the compensation of our named executive officers is designed to be at risk through short-term and long-term incentives.

Ownership

We require each named executive officer as a participant in the Executive Long-Term Incentive Program (E-LTIP) to build and maintain a meaningful level of stock ownership. (A description of the E-LTIP can be found in the section on “Long-Term Incentives.”) Awards under the E-LTIP are subject to a mandatory holding requirement. As determined by the Committee, named executive officers must retain at least 50% of the shares acquired through the vesting of awards, net of taxes, until they achieve their required level of ownership. Once achieved, named executive officers must continue to maintain their ownership level until separation from the Company. A retention requirement is also applicable for up to one year following separation (including retirement). The CEO has the authority to permit discretionary hardship exceptions from the ownership and holding requirements to enable participants with financial need to access their vested shares. No such exceptions have been requested. Named executive officers are prohibited from engaging in short-swing trading and trading in puts and calls with respect to Xerox stock. Shares that count towards reaching ownership requirements include shares owned outright (whether or not held in street name), shares held in an ESOP account, earned Performance Shares, outstanding Restricted Stock Units, Deferred Compensation that mirrors investments in the Xerox stock fund, and 401(k) savings invested in the Xerox Stock Fund.

Ownership Requirements for Named Executive Officers

Our named executive officers are required to own equity equal in value to three times their base salary.

Hedging

Our executive officers are prohibited from using any strategies or products to hedge against the potential changes in the value of Xerox stock.

Window Trading

Under the Company’s insider trading policy, officers may only purchase or sell Xerox securities during “window” periods, which are 10-business day periods that begin on the third business day following the date of each quarterly earnings announcement. The only exception to this is for officers who have entered into a trading plan pursuant to SEC Rule 10b5-1.

PERFORMANCE OBJECTIVES

The Committee sets individual performance objectives for the CEO. The CEO sets individual performance objectives for other named executive officers who are her direct reports. The objectives for these named executive officers align with those of the CEO. The CEO’s 2010 performance objectives included:
  financial growth (revenue growth, EPS and cash flow)

  enhancing customer focus (strengthening partner relationships, customer loyalty and customer retention)

  business growth (expanding document services outsourcing business, realizing Xerox/ACS synergy opportunities, expanding market reach)

  engaging employees in Xerox mission (regularly communicating Company direction and progress, retaining and growing talent, setting appropriate moral and ethical tone)

  enhancing Xerox competitiveness and flexibility (expanding and strengthening our brand, continuing to improve IT infrastructure, building global HR strategy and practice)
The Committee expects a high level of individual and collaborative performance and contributions, consistent with our named executive officers’ level of responsibility. The Committee discusses and evaluates the quality of the overall performance of the CEO after considering the CEO’s self-assessment and Company performance. The CEO in turn reviews her assessment of the performance of the other named executive officers with the Committee.

COMPONENTS OF THE EXECUTIVE COMPENSATION PROGRAM

The primary elements of our executive compensation program for our named executive officers are:

1. base salary

2. short-term incentives

3. long-term incentives

4. pension plans

5. 401(k) savings plan

6. perquisites and personal benefits

7. change-in-control severance agreement

ACS Acquisition – Mr. Blodgett’s Compensation

A Senior Executive Agreement (“SEA”) was entered into among Mr. Blodgett, ACS and Xerox on September 27, 2009, in connection with the acquisition of ACS, which was completed on February 5, 2010. The purpose of the SEA was to terminate in all respects the prior change of control agreement (“Prior Change of Control Agreement”) that existed between Mr. Blodgett and ACS. The terms of the SEA were the result of negotiations amongst the parties. In exchange for the SEA, the Prior Change of Control Agreement ceased to have effect. For this reason, many of the elements of Mr. Blodgett’s compensation are provided under the SEA and may not be comparable to the elements of compensation described above. A separate summary of Mr. Blodgett’s compensation under the SEA appears beginning on page 39.

Former Chairman – Mrs. Mulcahy’s Compensation

Although Mrs. Mulcahy retired as Chairman of the Board effective May 20, 2010, and retired from the Company on May 31, 2010, she still qualifies as a named executive officer for 2010. Mrs. Mulcahy’s compensation for 2010 is presented in the Summary Compensation Table and other tables as appropriate. Consistent with our past practice, Mrs. Mulcahy will be provided with office space, computer services and secretarial support for five years following her retirement from the Company.

Establishing Executive Compensation

Each year, we provide the Committee with a comparison of the compensation of the named executive officers with that of the named executive officers of the Company’s peer group (peer group is described under “Our Executive Compensation Principles”). Peer group compensation data for the following components is gathered from the most recent proxy statements for these elements of pay:
  base salary

  short-term incentives

  total cash compensation (base salary plus short-term incentives)

  long-term incentives

  total compensation (total cash plus long-term incentives)
The proxy peer group data was analyzed by Mercer Human Resources Consulting, which provided consulting services to management during this review. Buck Consultants, an ACS subsidiary, replaced Mercer as the consultant to management shortly after the acquisition of ACS by Xerox. The Committee’s consultant also reviews the information provided by management’s consultant. The peer group target compensation for each named executive officer is used as a competitive reference point but is not used as a specific benchmark or to target a specific percentile of the market.

To assist the Committee in its review of compensation, Ms. Burns presents her evaluation of the management team to the Committee, including a review of contributions and performance over the past year, and recommends compensation actions. Following this presentation, the Committee makes its own assessments and formulates compensation amounts for each named executive officer for base salary, and short-term and long-term incentives. For each named executive officer (and for each component of compensation), in addition to a review of peer group data, the Committee assesses past contributions, expected future contributions, overall Company performance, succession planning objectives, retention objectives and internal equity with respect to each named executive officer’s compensation compared to other officers within the Company. The Committee also considers affordability. Once all components of compensation are established, the Committee balances this assessment against competitive pay practices and verifies that the total compensation for each named executive officer is appropriate and competitive.

The CEO is not present when the Committee discusses and establishes her annual compensation. Ms. Burns’ compensation is reviewed against peer group data as a reference point and takes into account overall Company performance and her role in leading Xerox. Ms. Burns’ compensation is higher than that of our other named executive officers due to her significantly greater scope of responsibility. Her compensation is competitive with the compensation of peer group CEOs and is determined under the same programs and policies as other Xerox named executive officers. The Committee also reviews named executive officer compensation under various termination scenarios similar to the information provided in the table on Potential Payments upon Termination or Change in Control (tally sheet). The Committee uses this information as a reference point to understand compensation, but it is not a material driver of compensation decisions.

This process is completed with the input of the Committee’s consultant and includes a review of evolving market practices, external regulatory and other developments, the market for executive talent, and the Committee’s and Company’s executive compensation philosophy.

2010 Total Target Compensation

The 2010 total target compensation for our named executive officers (base salary + target short-term incentive award + target long-term incentive award) in relation to the median of the peer group’s total target compensation was as follows:
  Ms. Burns was 2% below the median.

  Mr. Zimmerman was 2% above the median.

  Mr. Zagalo de Lima was 9% above the median. His total compensation includes other compensation and benefits associated with his international assignment

  Mr. Firestone was 4% below the median.

  Mr. Blodgett’s compensation was set based on his SEA and was therefore not reviewed against our peer group. See the Executive Compensation Summary on Mr. Blodgett for information on his target compensation.

  In 2009, the Committee reviewed survey data for Executive Chairs. Since the Committee was aware of Mrs. Mulcahy’s intention to retire in May 2010, they did not review her compensation against 2010 survey data.
For additional information, see the Summary Compensation Table on page 43.

1. Base Salary
Base salary is the fixed pay element of our compensation program. Every year, the Committee determines the base salary of the CEO and Chairman, and reviews and approves the CEO’s recommendation for the base salaries of the other named executive officers. The Committee typically reviews and approves base salaries each February.

The Committee also reviews named executive officer salaries when there is a specific change, such as a promotion or achievement of an extraordinary level of performance. Salary increases are determined based on a review of peer group proxy data and internal comparisons to ensure that pay is competitive, that any increases are consistent with Company succession planning objectives, and that there is internal equity to differentiate pay among named executive officers.

2010 Base Salary Actions

Consistent with the decision not to give base salary increases in 2009, Ms. Burns did not receive a salary adjustment when she was elected as CEO of the Company in 2009. In February 2010, given the economic environment, the Committee determined that there would be no base salary increases for the named executive officers unless there had been an increase in scope of responsibility. Utilizing this criterion, the Committee reviewed CEO pay against external data and increased the base salary of Ms. Burns by 22%, effective April 1, 2010, to reflect the significant increase in responsibility as CEO. In addition, Mr. Zagalo de Lima received a 10% increase effective April 1 to reflect his election as Executive Vice President and new role leading Global Customer Operations. See the Executive Compensation Summary for Lynn Blodgett for information on his base salary. The salaries paid to the named executive officers during fiscal year 2010 are shown in the Summary Compensation Table.

2. Short-Term Incentives
Every February, the Committee approves an annual incentive award (short-term incentive) for the CEO and the other named executive officers. These short-term incentive opportunities provide variable cash compensation based on the achievement of annual performance objectives. The Committee determines these awards according to the Company’s Annual Performance Incentive Plan (APIP).

The process begins after the close of the previous fiscal year (December 31) when the financial results of the Company have been made available to the Board of Directors. The Board then reviews the Company’s annual operating plan for the new fiscal year. At its February meeting, the Committee:
  assesses performance against goals and determines awards for the previous fiscal year sets the overall Company performance measures and payout ranges for the new fiscal year establishes a target, threshold, and maximum short-term incentive opportunity for each named executive officer for the new fiscal year
Short-term incentives are generally paid by early April of each year for the previous fiscal year’s performance. Short-term incentives for named executive officers are based on both the CEO’s and the Committee’s assessment of actual Company-wide performance against Company performance objectives set by the Committee in the prior year.

Short-Term Incentive Performance Measures

Working with the CEO, the Committee generally sets the APIP short-term incentive performance measures with an expectation of reasonable year-over-year improvement:

2010 APIP performance measures, weightings and targets

The Committee set 2010 APIP performance measures in February 2010, which include ACS performance from the date of the acquisition and expected acquisition-related synergies. The measures, weightings and target to maximum ranges are as follows:
  adjusted earnings per share (weighted at 40%) of $ 0.70 - $0.75 cash flow from operations (weighted at 40%) of $2.3 billion - $2.6 billion pro forma constant currency revenue growth (weighted at 20%) of 3% - 4%, defined as revenue growth adjusted to include ACS revenues in our 2009 results and to exclude the impact of changes in the translation of foreign currencies into U.S. dollars
2011 APIP performance measures, weightings and target ranges

The Committee set 2011 APIP performance measures in February 2011. The measures, weightings and target to maximum ranges are as follows:
  adjusted earnings per share (weighted at 40%) of $1.05 - $1.10 core cash flow from operations (weighted at 40%) of $2.6 billion - $2.8 billion constant currency revenue growth (weighted at 20%) 3% to 5%, as defined above
We do not use historical performance as a predictor of future performance. Our future profitability and cash flow are subject to many risk factors (detailed in the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (2010 Form 10-K)), that are unpredictable and outside of our control, leading us to believe that incentive performance goals are challenging to achieve. Some of these challenges for 2010 included:
  significant foreign and domestic competition

  ability to develop new technologies

  ability to obtain adequate pricing for our offerings and to improve our cost structure economic and political conditions, including weak economies, fluctuating foreign currencies and shifting regulatory schemes ability to fund customer financing activities at economically competitive levels ability to realize revenue and cost synergies resulting from the acquisition of ACS

Short-Term Incentive Target and Opportunity

In February of each year, the Committee establishes for each named executive officer an annual short-term incentive target for the new year, expressed as a percentage of the named executive officer’s annual base salary. This incentive target takes into account various factors that management and the Committee deem relevant, including, but not limited to, scope of responsibility and comparable targets for named executive officers of the Company’s peer group. If there are changes in responsibilities after February, the Committee may increase or decrease the short-term incentive target at that time.

In 2010, the annual short-term incentive targets for the named executive officers were:
  Ms. Burns - 150%

  Mrs. Mulcahy - 125%

  Mr. Zimmerman, Mr. Firestone and Mr. Zagalo de Lima - 100%

  Mr. Blodgett - 200% (as negotiated in connection with the SEA)
The maximum short-term incentive payout opportunity for the named executive officers is two times target (and, in the case of Mr. Blodgett, prorated for the period from the completion of the ACS acquisition (February 5, 2010) through December 31, 2010). For 2011, Mr. Blodgett will have a short-term incentive target of 100% of his base salary, consistent with the award opportunity available to the Company’s other named executive officers (other than the CEO). See the Executive Compensation Summary for Lynn Blodgett for additional information on his short-term incentives during 2010.

Determining Short-Term Incentive Awards

Short-term incentive payments for named executive officers are earned as a team working together to achieve overall Company results that drive shareholder value. The Committee expects both a high level of collaborative effort as well as individual performance and contributions, consistent with our named executive officer level of responsibility. The Committee determines short-term incentive payments based on overall quantitative financial performance in relation to pre-set goals.

After the end of the fiscal year, the CEO reviews the Company’s actual performance against each of the financial performance objectives established at the beginning of the year. The Chief Financial Officer confirms the financial results and communicates these to the Committee; and the Committee reviews the actual performance and any extraordinary items or material unusual charges or gains. Subject to the Committee’s review and approval, any such items may be excluded from short-term incentive calculations in order to obtain normalized operational results of the business. In 2010, these excluded items included costs associated with the acquisition of ACS, amortization of acquisition-related intangibles, restructuring charges, litigation charges, remeasurement losses resulting from the Venezuelan currency devaluation and charges associated with the early redemption of 2013 10-year senior notes. Each performance measure is assessed and calculated independently. The results of each measure are added together to determine overall performance results. Additionally, the Committee retains the discretion to grant a lower short-term incentive than the calculated incentive payout or no short-term incentive at all, as it deems appropriate under the circumstances. Under extraordinary circumstances, if the Committee believes an incentive is necessary to reward and motivate executives, it may provide an incentive that is separate and independent of the calculated incentive payout.

The 2010 payout opportunity, depending on performance, was as follows:

Payout as a % of Annual
Short-Term Incentive Target
Adjusted EPS, Cash Flow from Operations,
Pro Forma Revenue Growth at Constant Currency
Performance Results	(weightings of 40%/40%/20%, respectively)
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%

2010 Performance

Performance results for 2010 against the established performance measures were:

Performance Measures and Weightings	Performance Results
Adjusted Earnings per Share (40%)	$0.94 – above maximum
Cash Flow from Operations (40%)	$3.023 billion – above maximum
Pro Forma Constant Currency Revenue Growth (20%)	3% – at target

The Committee used its negative discretion and approved short-term incentive payments for named executive officers equal to 107.5% of target, which is no higher than the average of the operating unit results. The payments were determined in accordance with the process and the applicable targets and weightings described above.

The Committee believes that the fiscal 2010 short-term incentive payments are consistent with our strategy of rewarding named executive officers for the achievement of important, challenging business goals. These incentive payments are driven by achievement of business results against quantitative measures set in advance by the Committee. In view of the Company’s 2010 results, the Committee believes that the annual short-term incentive payments resulted in reasonable and appropriate performance-related incentive payments to the Company’s named executive officers.

The annual incentives paid to the named executive officers in April 2011 for fiscal year 2010 are shown in the Summary Compensation Table. Additional information about the short-term incentive opportunities is shown in the Grants of Plan-Based Awards table.

3. Long-Term Incentives
We provide long-term incentives to reward named executive officers for sustained performance, as a retention incentive and to provide alignment with shareholders.

Executive Long-Term Incentive Program

Our Executive Long-Term Incentive Program (E-LTIP) awards are generally made according to the shareholder-approved Xerox Corporation 2004 Performance Incentive Plan, as amended and restated (2004 Performance Incentive Plan). Awards may consist of cash or equity-based awards, including performance shares and restricted stock units. With the exception of 2009 (in which restricted stock units with a market-based feature were granted), the equity awards granted to named executive officers have generally been in the form of performance shares. Stock options have not been granted since 2004. In 2010, the awards were granted contingent upon named executive officers entering into a non-compete/non-solicitation agreement where legally enforceable.

A threshold to maximum number of performance shares may be earned based on the Company’s actual achievement against annual performance targets as well as against a three-year cumulative performance target. If the annual performance targets are achieved, up to one-third of the three-year performance share award can be earned each year. The earn-out range for named executive officer performance shares for the three year cumulative performance is between 0% and 150% of the original award. For three-year cumulative performance, earning of shares is net of shares earned based on annual performance. If three-year cumulative performance is achieved at maximum, named executive officers will receive an additional 50% of their original award amount. Performance shares that have been earned vest three years from the grant date and following Committee certification of the performance results for the applicable three-year period.

For executives who are nearing retirement, our E-LTIP program permits a one year performance share award to be granted. These awards vest one year from the date of grant following Committee certification of annual performance results and can only be earned if performance results are achieved at target.

Restricted stock units are not tied to performance measures and cliff vest at the end of three years. Once vested, performance shares and restricted stock units are paid out in the form of shares of the Company’s Common Stock. Named executive officers who retire or are involuntarily terminated, other than for cause, before the end of the three-year period, will vest in a pro-rata portion of restricted stock units and earned performance shares. Vesting will occur on the original vesting date. Performance shares and restricted stock units are forfeited if the named executive officer voluntarily terminates employment before the shares vest. Performance shares and restricted stock units fully vest upon death.

On occasion, as an additional vehicle for retaining key employees, including named executive officers, the Committee has granted “retention” restricted stock units that do not allow for pro-rations for separation prior to the vesting date. These restricted stock units cliff vest at the end of a requisite service period, which typically ranges from three to five years.

Although equity awards are generally granted on a regular annual cycle, the Committee occasionally grants off-cycle equity awards to named executive officers for special purposes, such as new hire, promotion, recognition, and retention.

Long-Term Incentive Performance Share Measures

Each February, the Committee determines the number of performance shares each named executive officer earned under prior years’ grants of performance shares, if any, based on the annual and three-year cumulative performance cycle results. (See the Outstanding Equity Awards table for additional information on earned performance shares based on 2010 performance.) Following the review of the Company’s operating results for the previous year, the Committee establishes performance measures and goals for the new three-year performance share cycle:

2010 E-LTIP performance share measures, weightings and target to maximum ranges are:
  adjusted earnings per share1 (weighted at 60%) of $2.47 - $2.71 cash flow from operations2 (weighted at 40%) of $7.5 billion - $8.4 billion
Determining E-LTIP Award Value

Long-term incentives are an element of compensation used to reward named executive officers for sustained performance and as a retention tool to align with succession planning objectives. E-LTIP is awarded based on a review of market data, affordability, and historical and expected future contributions. Each year, the Committee approves a new annual grant for named executive officers. These decisions are made in conjunction with other compensation decisions that the Committee makes for the current fiscal year.

When analyzing the value of our annual long-term incentive awards, we include the target award value. The value of special, one-time retention restricted stock unit awards are excluded from our calculations. This approach is consistent with how we review peer group data.

2010 E-LTIP Actions

In February 2010, the Committee took the following actions related to E-LTIP awards for the named executive officers:
  The Committee approved the long-term incentive award values for the 2010 – 2012 performance cycle for Ms. Burns, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone. The number of performance shares granted, effective July 1, 2010, was based on the closing price of Xerox Common Stock on that date. Earned performance shares are payable after July 1, 2013 if the Company achieves target performance on either an annual basis and/ or an overall basis for the three-year cumulative performance period.

    The grant date award value for Ms. Burns was increased 14% over her 2009 long-term incentive award, based on her anticipated election to Chairman in May 2010.
____________________

1	Earnings per Share (EPS): Diluted Earnings per Share from Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items: direct costs of acquisition and acquisition-related expenses including, but not limited to, acquired in-process research and development and integration costs; amortization of acquisition-related intangibles; restructuring and asset impairment charges; our share of after-tax effects of restructuring charges incurred by Fuji Xerox; and remeasurement losses on net monetary assets affected by the 2010 Venezuelan currency devaluation.

In addition, EPS will also be adjusted on an after-tax basis for the following discretely disclosed items (if equal to or greater than $50 million pre-tax on an individual basis, or in the aggregate per item, with the exception of income tax and Fuji-Xerox adjustments): gains/(losses) from litigation, regulatory matters or any changes in enacted law (including tax law); gains/(losses) from asset sales or business divestitures; gains/(losses) resulting from acts of war, terrorism or natural disasters; the initial effect of changes in accounting principles that are included within Income from Continuing Operations; impairment of goodwill and other intangibles; gains/(losses) from the settlement of tax audits (if equal to or greater than $30 million on an individual basis, or in the aggregate per item); gains/(losses) on early extinguishment of debt; non-restructuring related impairments of long-lived assets; and our share of after-tax effects of the above noted eight items incurred by Fuji-Xerox (if our share is equal to or greater than $10 million on an individual basis, or in the aggregate per item).

2	Cash Flow from Operations: Net Cash provided by (used for) Operating Activities as reported in the Company’s consolidated audited financial statements, as adjusted for the following items: with the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above whether or not the cash flow impact and the EPS impact are in the same fiscal year; cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding years Annual Report; special discretionary pension fundings in excess of $50 million; and cash payments for ACS customer contract inducements and set-up and transition services.

  In line with his role as CEO of ACS, Mr. Blodgett received an award value commensurate with his scope of responsibility and equal to the award value of Mr. Firestone and Mr. Zimmerman’s awards. Mr. Blodgett also received a special one-time performance share award on February 5, 2010, based on the SEA as outlined in the
  Executive Compensation Summary for Lynn Blodgett.

  The grant date award value for Mr. Zagalo de Lima was increased 43% over his 2009 long-term incentive award to reflect his significant increase in responsibility. In addition, he received a retention award of restricted stock units equal in value to his performance share award in connection with his significant increase in responsibilities.

  The grant date award value for Mr. Firestone’s was approximately the same as in 2009.
  The Committee also approved a one-year performance share award for Mr. Zimmerman, with an increased award value of 25% over his prior E-LTIP award. The effective date of this award was March 1, 2010 with a vesting date of March 1, 2011. This performance share award does not have an upside opportunity and can only pay out at the target amount, based on achievement of performance results for the one year performance period. Performance metrics are the same as those developed for the first year of the three-year 2010 E-LTIP performance share award.

  Because of Mrs. Mulcahy’s intention to retire in 2010, the Committee did not grant her a 2010 E-LTIP award. In connection with Mrs. Mulcahy’s retirement, on May 20, 2010, in recognition of her outstanding performance, the Committee exercised its discretion under Mrs. Mulcahy’s award agreement by accelerating the vesting of her Long Term Cash Incentive Award made on June 30, 2009, resulting in the award to be paid in an amount equal to what she would have received had her retirement occurred on or after the July 1, 2011 original vesting date. This award will be paid on the original vesting date of July 1, 2011. For further information, see the Summary Compensation Table.
Additional information on the 2010 E-LTIP awards can be found in the Summary Compensation Table and the Grants of Plan-Based Awards table.

2010 E-LTIP Performance Results

	Performance Measures	2010	Payout Based on Annual and
Award Year	and Weightings	Performance Results*	Three-Year Cumulative Results
2008	Adjusted EPS (60%)	Below threshold at $0.77	0%
	Core Cash Flow from Operations (40%)	Above maximum at $3.182 billion	60% of Target Award
2010	Adjusted EPS (60%)	Above maximum at $0.93	Not Applicable **
	Cash Flow from Operations (40%)	Above maximum at $3.236 billion	Not Applicable **
____________________

*	Performance results may vary for the 2008 and 2010 E-LTIP awards due to differing definitions of the performance measures, as approved by the Committee at the time of the award.

**	Not Applicable until payout is determined at the end of the three-year performance period.

There were no E-LTIP performance share awards granted in 2009.

2011 E-LTIP Actions

Our 2011 E-LTIP will be granted as performance shares and will follow the same basic performance shares principles as 2010. However, in addition to adjusted earnings per share and core cash flow, revenue growth has been added as a performance measure. Shares for the revenue growth metric will be earned based on achievement of annual goals only (up to a maximum of 150%) while adjusted earnings per share and cash flow will continue to be based on achievement of annual and three year cumulative performance targets as previously described. The Committee determined that annual revenue growth goals were more appropriate than a three year cumulative target to avoid the compounding effect of any early year under- or over-achievement. The number of shares will be based on approved values, divided by the closing price on the grant date of July 1, 2011.

The 2011-2013 E-LTIP performance target to maximum ranges are as follows:
  adjusted earnings per share (weighted at 55%) of $3.45 - $3.60 core cash flow from operations (weighted at 35%) of $8.1 billion to $8.7 billion annual revenue growth at constant currency (weighted at 10%) of 3% to 5% for each year over the three year performance period

These goals are expected to be challenging to achieve for the same reasons as outlined above under the section entitled “Short-Term Incentives.” The 2011 E-LTIP awards for named executive officers are in a footnote to the Outstanding Equity Awards table.

For a definition of these performance measures, please see the 2010 Form 10-K.

Special Recognition Awards

In 2010, special recognition awards were granted as cash or restricted stock units. Mr. Zimmerman received a $350,000 cash award in April and Mr. Firestone received a $300,000 restricted stock unit award in March (vesting three years from the grant date) in recognition of their outstanding performance related to the ACS acquisition. Additional information on the 2010 awards can be found in the Summary Compensation Table.

4. Pension Plans

We provide pension benefits to the named executive officers, under the:
  Xerox Corporation Retirement Income Guarantee Plan (RIGP)

  Xerox Corporation Unfunded Retirement Income Guarantee Plan (Unfunded RIGP)

  Xerox Corporation Unfunded Supplemental Executive Retirement Plan (SERP)

  Xerox International Pension Plan
U.S. Qualified Pension Plan

Retirement Income Guarantee Plan
The named executive officers, other than Mr. Blodgett and Mr. Zagalo de Lima, participate in the Company’s tax-qualified pension plan (RIGP) on the same terms as the rest of the Company’s salaried employees. As of January 1, 2008, all participants in RIGP, including participating named executive officers, were vested. Eligibility for new RIGP participants and for rehires was closed in 2005 and 2007, respectively. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 or older, and have at least 10 years of Xerox service. Early retirement benefits are reduced by 5% per year if retiring and taking a distribution from the plan prior to age 65 (or age 62 with at least 30 years of Xerox service). RIGP is payable as a lump sum or an annuity as elected by the participant. RIGP benefits are subject to IRS limits on the compensation that can be reflected in a qualified plan.

U.S. Non-Qualified Pension Plans

Unfunded Retirement Income Guarantee Plan
Because the Internal Revenue Code limits the pension benefits (based on an annual compensation limit) that can be accrued under a tax-qualified pension plan, the Company has established and maintains a non-tax qualified pension plan (Unfunded RIGP) to compensate executives, including named executive officers other than Mr. Blodgett and Mr. Zagalo de Lima, in an equitable fashion for the reduction in their pension benefit resulting from this limitation. This executive retirement plan is a restoration plan to provide a comparable level of retirement benefits to those provided to other employees. Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit except that Unfunded RIGP is not payable as a lump sum.

Unfunded Supplemental Executive Retirement Plan
The Unfunded Supplemental Executive Retirement Plan (SERP) provides an added benefit that supersedes Unfunded RIGP and when combined with RIGP, delivers a retirement benefit unreduced for early commencement generally at age 60. There have been no new participants in SERP since 2005. At the end of 2010, there were 16 active employees in SERP. No pay limitations apply in determining the SERP benefit, and the accrual rate can vary. A total benefit is determined by the SERP formula and then the difference between this amount and the RIGP benefit is paid from SERP.

Mr. Zimmerman retired on April 1, 2011, at which time he was eligible for retirement benefits including SERP, which is paid as an annuity following a 6 month delay from his retirement date. He has been credited with two years of benefit service for each year of actual Xerox service. His service was accelerated to mitigate the pension impact of joining Xerox later in his career.

Ms. Burns and Mr. Firestone are participants in SERP and are eligible for benefits at age 60 with 10 years of service. Mrs. Mulcahy, who retired in 2010, was also a participant in SERP and was eligible for benefits at age 55 with 10 years of service. For participating named executive officers who do not meet the requirements of SERP when they leave Xerox, all non-qualified benefits would come from Unfunded RIGP. Some SERP executives who do not otherwise meet the age 60 vesting requirement have received their accrued SERP benefits as provided under their separation packages.

SERP includes a mid-career hire benefit that applies to a small group of executives including Mr. Zimmerman. This benefit is equal to 150% of the SERP accrual and is designed to mitigate the loss in retirement benefits from a mid-career change in employment.

Xerox International Pension Plan

Mr. Zagalo de Lima is a citizen of Portugal and worked in both the United Kingdom and the United States in 2010. He is not covered by qualified and non-qualified plans in the U.S. and does not have local retirement plans (other than Portuguese social security and an arrangement to deliver the value of social security contributions for periods in which they cannot be made to social security due to residency issues referred to as “social security replacement benefits”). The Xerox International Pension Plan provides benefits for Mr. Zagalo de Lima to supplement these Portuguese social security and social security replacement benefits. The pay used to calculate the Xerox International Pension Plan benefit is 146% of his base pay if he retires after age 55 but before age 58 and 166% base pay if he retires at or after age 58. The Plan formula targets a total retirement income of 60% before age 65 and 70% after age 65 pay when combined with the Portuguese social security benefits and social security replacement benefits. These benefits are funded and the Plan assets are accumulated in an insurance contract. If the Plan assets as of retirement exceed the value of the formula benefit (the formula benefit is net of the Portuguese social security benefits and social security replacement benefits), the Plan assets will be distributed in lieu of any other benefits under the Xerox International Pension Plan. As of December 31, 2010, the value of the formula benefit exceeded the value of his Plan assets.

For additional information on the actuarial present value of the accumulated pension benefits for the named executive officers, see the Pension Benefits table.

5. 401(k) Savings Plan
U.S. employees are eligible to participate in a 401(k) savings plan. U.S. named executive officers are eligible to participate in the same manner as all other employees covered by the 401(k) savings plan. Prior to 2009, Ms. Burns, Mr. Zimmerman and Mr. Firestone were eligible for a match of 50 cents on the dollar up to 6% of eligible pay saved on a before-tax basis, subject to IRS qualified plan compensation limits and highly compensated threshold limits. No benefits are provided to named executive officers in excess of these limits. (For employees who joined the company after RIGP was unavailable to new hires, the match was equal to 6% of eligible pay saved on a before tax basis, subject to IRS limits.) Based on the economic environment, 401(k) matches were suspended in April 2009 for U.S. salaried employees, including the named executive officers. Effective January 1, 2010, the 401(k) match was reinstated, at half the prior level. See the Executive Compensation Summary for Lynn Blodgett for information on the savings plans that Mr. Blodgett is eligible to participate in.

6. Perquisites and Personal Benefits

General Benefits

The Company generally maintains medical and dental insurance, accidental death insurance, and disability insurance programs for all of its employees, as well as customary vacation, leave of absence, and other similar policies. Named executive officers are eligible to participate in these programs on the same basis as the rest of the Company’s salaried employees, except as otherwise disclosed. (For Mr. Blodgett’s general benefits, see the Executive Compensation Summary for Lynn Blodgett.)

Life Insurance

The Company provides the Xerox Universal Life Plan to eligible U.S. employees, including the named executive officers (excluding Mr. Blodgett). Participants receive Company-paid life insurance equal to their death benefit under a previous program, or three times their base salary, whichever is greater. Executives are the sole owners of their policies and are responsible for any taxes due from Company contributions. Xerox will continue to make premium payments for participants who were in the previous Company-paid life insurance program until they reach the later of age 65 or July 2013. Ms. Burns and Mr. Firestone are among those participants who were in the previous program. Mr. Zimmerman was not in the previous program. His coverage ended when he retired.

Perquisites

The Company periodically reviews the perquisites that named executive officers receive. These perquisites are relatively few in number, and the Committee believes that its policies regarding perquisites are conservative compared to other companies. There are no tax gross-ups paid in connection with these perquisites. (For Mr. Blodgett’s perquisites, see the Executive Compensation Summary for Lynn Blodgett.) The primary perquisites for named executive officers other than Mr. Blodgett are:

  Financial planning: Solid financial planning by experts reduces the amount of time and attention that named executive officers devote to their finances and maximizes the value of their compensation.

  Health physicals: The Company believes it is in the best interest of executives and shareholders to encourage the executive team to have annual comprehensive health physicals.

  Personal use of Company aircraft: For reasons of security and personal safety, the Committee requires Ms. Burns to use the Company aircraft for all travel when feasible. Other executives are allowed personal use of the Company aircraft on a very limited basis, subject to approval of the CEO or CFO.
Other perquisites and personal benefits include:
  Ms. Burns was eligible for home security. Mrs. Mulcahy was also eligible for home security in 2010.

  Mr. Zagalo de Lima receives a car allowance, which is a customary benefit provided to all senior-level Xerox employees in Europe including those on international assignment.

  As is the case for any employee on international assignment, Mr. Zagalo de Lima is also provided an international assignment allowance. This allowance does not duplicate compensation already being paid (i.e. car allowance).
The total costs to the Company for providing perquisites and personal benefits to the named executive officers during fiscal 2010 are shown in the Summary Compensation Table.

7. Change-in-Control Severance Agreements and Plan Provisions
We have change-in-control severance agreements with Ms. Burns, Mr Zimmerman, Mr. Zagalo de Lima and Mr. Firestone. Change-in-control severance arrangements for Mr. Blodgett are separately described in his SEA under the Executive Compensation Summary for Lynn Blodgett. We consider these agreements to be in the best interest of our shareholders because they foster the continuous employment and dedication of key management personnel without potential distraction or personal concern if Xerox were to be acquired by another company (change in control). These agreements create appropriate incentives for the named executive officers to facilitate a smooth transition in the best interest of the Company and shareholders by continuing to perform in their roles when a potential change in control is impending. The Committee periodically reviews change-in-control severance payment amounts against benchmark data to ensure that amounts are consistent with market practices. The agreements for Ms. Burns, Mr. Zimmerman, Mr. Zagalo de Lima and Mr. Firestone provide specified severance benefits if, within two years following a change in control of the Company, employment is terminated either:
  involuntarily other than for cause, death, or disability, or voluntarily for good reason.
Voluntarily for good reason includes:
  The material diminution of authority, duties, or responsibilities, including being an executive officer of the Company before a change in control and ceasing to be an executive officer of the surviving company. (This provision was revised in 2010 for new participants to include that benefits will only be triggered if the executive officer has not voluntarily terminated his/her employment and the “material diminution of authority, duties, or responsibilities” has not been remedied, in either case, before the second anniversary of the potential change in control of the Company. This provision will be revised similarly for all remaining participants in 2012 except that if a change in control occurs during 2012, the prior agreement will apply for the remaining participants.)

  A reduction in base salary or target short-term incentive.

  Failure by the Company to increase annual base salary at intervals consistent with the Company’s prior practice; failure to increase salary consistent with increases for similarly situated executives. (This provision was eliminated in 2010 for new participants and will be eliminated in 2012 for all remaining participants except that if a change in control occurs during 2012, the prior agreement will apply to the remaining participants.)

  A material change in the geographic location where the executive is required to be based.

  Failure by the Company to continue any material compensation or benefit plan, vacation policy, or any material perquisites unless an alternative plan is provided, or failure to continue the executive’s participation in these plans.

  Failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform in a manner consistent with this agreement.

These severance benefits include:
  A lump sum cash payment equal to 2 times the then-current annual base salary and short-term incentive award target. The Committee views these amounts as reasonable and appropriate for the executive officers.

  Continuation of specified welfare benefits at active employee rates for a period of 24 months.

  A tax reimbursement sufficient to compensate the named executive officer for the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code, but no related tax gross-up. (This excise tax reimbursement was eliminated in 2010 for all new participants. It will be eliminated in 2012 for all remaining participants except that, if a change in control occurs during 2012, the prior agreement will apply to the remaining participants.)

  Payment of reasonable legal fees and expenses incurred when the named executive officer, in good faith, is involved in a dispute while seeking to enforce the benefits and rights provided by the severance agreement.
In addition to the benefits above, when the change in control occurs, participating executives are immediately entitled to the following benefits:
  Accelerated vesting will occur following a change in control only upon an involuntary termination of employment (other than a termination for cause) or a voluntary termination for good reason (commonly described as “double-trigger” vesting upon a change-in-control).

  Immediate payment of the present value of the accrued non-qualified U.S. pension benefits, as of the date of a change in control, provided the change in control conforms with applicable tax regulations regarding deferred compensation. Payment is made without regard to the plan’s requirements for age or years of service. In the event of a change in control that does not conform with deferred compensation regulations, participants will vest in the plan benefits but will receive payment according to the normal payment provisions of the plans. The Committee views this payment upon a conforming change in control and accelerated vesting upon a nonconforming change in control as appropriate in order to protect the pension benefit that the named executive officer has earned at Xerox.
Each change-in-control severance agreement provides that the executive will remain an employee of the Company for nine months following a potential change in control, or, on the date which the named executive officer is first entitled to receive the benefits described above, if earlier.

Generally, for purposes of the severance agreements, a change in control is deemed to have occurred, subject to specific exceptions, if:
  Any person beneficially owns 20 percent or more of the combined voting power of our outstanding securities.

  A majority of our Directors are replaced under specific circumstances.

  There is a merger or consolidation involving the Company unless (i) the directors of the Company who were members of the board immediately before the merger/consolidation continue to constitute a majority of the board of directors or (ii) the merger/consolidation is effected to implement a recapitalization and no person becomes the beneficial owner of 20 percent or more of the combined voting power of the Company’s then outstanding voting securities.

  All or substantially all of the Company’s assets are sold, or the Company’s shareholders approve a plan of complete liquidation or dissolution.
The amount of the estimated payments and benefits payable to the named executive officers assuming a change of control of the Company and a qualifying termination of employment as of the last day of fiscal 2010 is presented in the table showing Potential Payments Upon Termination or Change in Control.

NON-QUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan for Executives was frozen in 2002. The amount in this plan for each participant represents balances from deferrals made before 2002. The interest credited under this plan for Ms. Burns was reset effective January 1, 2009, so that there will no longer be any above market interest credited.

EMPLOYMENT AND SEPARATION AGREEMENTS

The Company does not generally enter into employment agreements with its named executive officers. As a result, these named executive officers serve at the will of the Board of Directors. This policy enables the Company to remove a named executive officer before retirement whenever it is in the best interest of the Company, with full discretion to decide on a severance package for that individual (excluding vested benefits). When a named executive officer is removed from his or her position, the Committee exercises its business judgment in considering whether or not to approve an appropriate severance arrangement for the individual in light of all relevant circumstances, including but not limited to his or her term of employment, past accomplishments, and reasons for separation from the Company.

The Company’s policy in the U.S. generally provides severance for management-level salaried employees who are separated from the Company involuntarily, including named executive officers, only if the individual signs a release of claims against the Company. For separations due to a reduction in force, the amount of severance provided by the policy is equal to the greater of 26 weeks of base pay or the number of weeks of base pay identified in the severance schedule based on years of service. For involuntary separations other than a reduction in force or for cause, severance payments are generally equal to three months of base pay. Officer separation agreements include a non-engagement in detrimental activity agreement. Among other benefits, Mr. Blodgett is currently entitled to the same severance benefits as other ACS employees in the U.S. This benefit is based on one week of severance for each year of service with a maximum of 10 weeks of severance. Mr. Blodgett’s separation provisions under various potential scenarios are detailed in his SEA. For further information, see the Executive Compensation Summary for Lynn Blodgett.

COMPENSATION RECOVERY POLICY (“CLAW BACKS”)

Our separation agreements (described above) include a provision for rescission of the severance payments for engagement in detrimental activity against the Company. In addition, the following plans also provide for compensation recovery.

Under the 2004 Performance Incentive Plan, if the Committee or its authorized delegate deems an employee or former employee, including a named executive officer, to have engaged in detrimental activity against the Company, it will cancel any awards granted on or after January 1, 2006 to the employee or former employee. In addition, the Committee may rescind any payment or delivery of an equity or annual cash incentive award within six months before the detrimental activity. In the event of any rescission, the named executive officer will pay the Company the amount of any gain realized or payment received in a manner the Committee or its delegate requires. If the Committee or its delegate determines that the employee or former employee engaged in detrimental activity, it will only result in a cancellation or rescission of an award if the determination is made before a change in control of the Company. Effective for 2011 awards, our award agreements include a claw back provision which would apply if an accounting restatement is required to correct any material non-compliance with financial reporting requirements. Under this provision, the Company would be able to recover any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement) from executive officers or former executive officers, including named executive officers.

Under the Unfunded Retirement Income Guarantee Plan and the Unfunded Supplemental Executive Retirement Plan, if an employee or former employee, including a named executive officer, or a surviving beneficiary of a participant is deemed by the Plan Administrator, prior to a change in control of the Company, to have engaged in detrimental activity against the Company, they will not be eligible to receive benefits under these plans.

EXECUTIVE COMPENSATION SUMMARY FOR LYNN BLODGETT

In connection with the acquisition of ACS by Xerox, a Senior Executive Agreement (“SEA”) was entered into among Mr. Blodgett, ACS and Xerox. The purpose of the SEA was to settle in all respects the Prior Change of Control Agreement that existed between Mr. Blodgett and ACS. Many of the elements of Mr. Blodgett’s compensation are provided under the SEA and may not be comparable to the elements of compensation applicable to other named executive officers that are described elsewhere in this Proxy Statement. A summary of Mr. Blodgett’s compensation, including compensation provided under his SEA, appears below:

Base Salary
The base salary for Mr. Blodgett will be at the annual rate of $850,000 and will not be reduced through the third anniversary of the acquisition date (February 5, 2013), subject to his continuous employment with Xerox.

Short-Term Incentives
ACS was on a different fiscal year than Xerox (July 1 – June 30 for ACS versus January 1 – December 31 for Xerox). Accordingly, upon the completion of the ACS acquisition on February 5, 2010, Mr. Blodgett was eligible to receive an annual cash short-term incentive payout under the prior ACS annual incentive program, pro-rated for the period from July 1, 2009 through February 5, 2010, based on deemed achievement of 75% of target performance. This award was equal to $768,493.

For the period February 6, 2010 through the remainder of the 2010 calendar year, Mr. Blodgett was eligible to participate in the Xerox annual cash short-term incentive program, with a target equal to not less than 200% of base salary and a maximum payout equal to two times target.

For 2011 and later, Mr. Blodgett is eligible to participate in the Xerox annual short-term incentive program on the same basis as is generally available to other senior executives of the Company, which means that under the Company’s 2011 short-term incentive plan (APIP), Mr. Blodgett will be entitled to a short-term incentive target of 100% of his base salary.

(See the Short-Term Incentives section of this Compensation Discussion and Analysis and the Summary Compensation Table for additional information.)

Long-Term Incentives
Mr. Blodgett is eligible to participate in the Xerox long-term incentive program and received a performance share award under our E-LTIP program on July 1, 2010. (See the Long-Term Incentives section of this CD&A and the Summary Compensation Table and Grants of Plan-Based Awards table for additional information.)

ACS Savings Plans
ACS Savings Plan: The ACS Savings Plan is a defined contribution plan with a 401(k) feature that is offered to all ACS employees in the U.S. ACS previously matched 25% of the first 6% of eligible compensation that an employee contributed to the ACS Savings Plan per year, but suspended the match in January 2009. The matching contributions are provided by ACS to executives on the same terms as applicable to all other ACS U.S. employees. Contributions are subject to IRS qualified plan compensation limits and highly compensated thresholds limits. A participant becomes 50% vested in the ACS match portion of his or her contribution to the ACS Savings Plan after the participant completes two years of service, and becomes 100% vested in the ACS match portion of his or her contribution to the ACS Savings Plan after the participant completes three years of service except that the ACS match portion becomes immediately vested upon the death or disability of the participant or in the case of a termination of the ACS Savings Plan. If a participant’s service terminates before he or she is vested, the participant will forfeit the unvested portion of the ACS match and any earnings thereon.

ACS Supplemental Savings Plan: Under the ACS Supplemental Savings Plan, Highly Compensated Employees (as defined under the Internal Revenue Code) of ACS, including Mr. Blodgett, are permitted to defer receipt of up to 85% of their base salary, bonus and/or commissions. ACS previously matched 25% of the first 1% of eligible compensation that an employee contributed to the ACS Supplemental Savings Plan per year if he or she was enrolled in the ACS Savings Plan (described above) and his or her contributions to the ACS Savings Plan were “limited” by the Company. The match was suspended in January 2009.

Benefits and Perquisites
For 2010 and 2011, subject to his continuous employment with the Company, Mr. Blodgett will remain on ACS employee benefit and perquisite programs no less favorable in the aggregate than those programs that were in effect on September 27, 2009 (including the Executive Benefit Plan). If Mr. Blodgett’s employment is terminated by Xerox without cause or by Mr. Blodgett for good reason prior to the third anniversary of the acquisition (February 5, 2013), Xerox will provide medical, dental, life insurance, disability and accidental death and dismemberment benefits at the level provided to active employees at ACS. These benefits will be provided until the earlier of the third anniversary of the acquisition (February 5, 2013) or the date on which Mr. Blodgett becomes employed by a new employer (provided that the new employer provides these benefits without a pre-existing condition exclusion or waiting period).

A description of the ACS Executive Benefit Plan and perquisites is as follows:
  Executive Medical Plan. Under the Executive Medical Plan, which is a fully insured plan of up to $25,000 per participant, normal and customary medical, dental and vision care costs for executives and their immediate family members are paid by ACS.

  Executive Long-Term Disability Plan. Provides additional long-term disability coverage through age 65 for certain executives in addition to the standard policy provided to employees.

  Prescription Benefit. Paid prescription coverage up to 100% for certain executives and their immediate family members.

  Annual Physical Examination. Reimbursement of up to $1,000 annually for any physical examination for certain executives and up to $500 annually for any physical examination for the executive’s spouse.

  Estate Planning Services and Income Tax Preparation. Up to $25,000 for initial estate planning services and up to $10,000 per annum for subsequent services. Up to $1,500 per annum for income tax preparation services.

  Club Dues. ACS pays the annual golf club membership dues for Lynn Blodgett except that Mr. Blodgett is required to pay all costs related to his personal use of the club. Mr. Blodgett did not utilize this perquisite in 2010 for business or personal reasons
In 2012, Mr. Blodgett will be eligible to participate in the employee benefit and perquisite programs that are no less favorable in the aggregate than those generally made available to similarly situated Xerox executives.

Acquisition Benefits
Acquisition Cash Payment: Mr. Blodgett is eligible to receive an acquisition cash payment of $6,037,958 that is intended to correspond to the amounts due under the ACS Prior Change of Control Agreement. This payment is subject to continued employment with Xerox and will be paid as follows:
  50% upon the second anniversary of the acquisition date (February 5, 2012)

  50% upon the third anniversary of the acquisition date (February 5, 2013)
If Mr. Blodgett is terminated by Xerox without cause, by Mr. Blodgett for good reason, or due to death or disability on or prior to the third anniversary of the acquisition date (February 5, 2013), subject to signing a release of claims, Mr. Blodgett will be paid an amount equal to any remaining unpaid acquisition cash payments.

Outstanding ACS Stock Options: Pre-August 2009 ACS options were fully vested and exercisable and converted into options to acquire Xerox Common Stock upon completion of the acquisition on February 5, 2010. They remain exercisable in accordance with their terms.

In addition, upon completion of the ACS acquisition, options granted in August 2009 (August 2009 Options) were converted into options to acquire Xerox Common Stock. The August 2009 Options will continue to vest 1/5 per year according to the their terms commencing with the first anniversary of the date of grant except that if target performance goals (as described below under Performance Share Grant) are cumulatively achieved, any remaining unvested August 2009 Options will vest on the third anniversary of the acquisition date (February 5, 2013). If Mr. Blodgett is terminated by Xerox without cause, by Mr. Blodgett for good reason, or due to death or disability, all outstanding August 2009 Options will be immediately vested and exercisable. Per the terms of the grant, 1/5 of his August 2009 Options vested on August 20, 2010.

Performance Share Grant: Upon completion of the ACS acquisition, Mr. Blodgett was entitled to a special one-time grant of performance shares. Payout of these performance shares is based on achievement of performance goals established on an annual basis for each of the three years in the performance period of 2010 through 2012. These shares are not subject to ownership requirements. The aggregate number of shares that may be delivered based on achievement of performance goals was determined on the date of grant and is equal in value to:
  threshold – 50% of base salary ($425,000);

  target – 100% of base salary ($850,000); and

  maximum – 200% of base salary plus 50% of the value of the August 2009 Options ($4,353,500).
The performance metrics are based on expected ACS earnings, which reflect the revenue and cost synergies that we estimated when we acquired ACS, including certain post-acquisition adjustments and combined company synergies. The performance metrics assume a year-over-year growth in ACS earnings of approximately 26%.

Subject to continued employment, the third anniversary of the grant date is the vesting date, subject to certification of performance results by the Committee. (See the Summary Compensation Table and Grants of Plan-Based Awards table for additional information.)

Gross-up: If any payment, benefit or distribution in connection with this SEA (excluding the 2010 E-LTIP grant) is determined to be subject to excise tax and any interest or penalties incurred with respect to such excise tax (collectively referred to as the Excise Tax), Mr. Blodgett will be entitled to receive an additional payment (a gross-up payment) equal to the Excise Tax and any income taxes imposed as a result of the gross-up payment.

CERTAIN TAX IMPLICATIONS OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s CEO and certain other named executive officers (excluding the CFO) included in the Summary Compensation Table in the Company’s Proxy Statement. This limitation does not apply to qualifying “performance-based compensation.”

The Company can deduct annual short-term incentives paid to named executive officers who are subject to Section 162(m) as performance-based compensation. The Committee paid short-term incentives to the named executive officers for 2010 from a Short-Term Incentive Pool established early in 2010 under the 2004 Performance Incentive Plan. The pool was funded by 2% of the Performance Profit achieved during the year. The purpose of the pool was to ensure that short-term incentives paid to named executive officers and certain other executive officers were performance-based and provided under a shareholder approved plan, and therefore fully tax deductible and subject to compensation recovery provisions. The Committee defined Performance Profit as income from continuing operations before income taxes, equity income, discontinued operations, extraordinary items, and cumulative effect of change in accounting principles, but excluding restructuring charges, acquisition-related costs and amortization of intangibles as identified in the audited financial statements.

It is the Company’s goal to have compensation paid to its top officers qualify as tax deductible for federal tax purposes under Section 162(m) of the Internal Revenue Code. However, the Committee also believes it is appropriate to provide competitive compensation opportunities even though all compensation paid may not be fully tax deductible in any given year. Any such short-term incentive that would not qualify for section 162(m) will be paid outside of the Short-Term Incentive Pool.

Some compensation paid to named executive officers in 2010 did not meet the requirements of Section 162(m), to the extent that non-performance based compensation (including salary and dividend equivalent payments) exceeded $1 million for a named executive officer. Some perquisite compensation, such as personal use of aircraft, is also not fully tax deductible. Vested E-LTIP performance share awards are fully tax-deductible compensation.

ACCOUNTING IMPLICATIONS OF EXECUTIVE COMPENSATION

Base salaries and short-term incentives are expensed over the period in which they are earned. As such, the 2010 short-term incentive award, which was earned during 2010, and paid in early 2011, is recorded during fiscal year 2010.

The long-term incentives used to reward named executive officers have been comprised of equity-based performance shares and restricted stock units.

Performance shares are recorded according to FASB ASC Topic 718, Compensation – Stock Compensation, which states that the performance shares should be measured at fair value on the date of grant and expensed during the requisite service period for those performance shares that are expected to vest. The requisite service period for these performance shares matches the vesting period and is three years from the date of grant. At each reporting date, the Company evaluates the total number of performance shares that it expects to vest, including those awarded to named executive officers, taking into account estimated forfeitures and the probability of achieving or exceeding the stated performance targets associated with the grant. Compensation expense is recorded for those shares expected to vest over the vesting period. If the number of shares expected to vest changes, a cumulative adjustment is recorded at the time, taking into account the service period already elapsed.

Compensation expense is based upon the grant date market price for most awards and a Monte Carlo simulation pricing model for a fiscal 2009 grant that included a market condition. The expense is recorded over the vesting period, which ranges from three to five years from the date of grant.

The classification of the expense associated with these performance shares and restricted stock units in the Statement of Income follows the same classification of the salary and short-term incentive award for the executives. The expense associated with these shares is not capitalized and is primarily classified within Selling, Administrative and General Expense.

Our qualified and non-qualified pension plans are accounted for according to FASB ASC Topic 715, Compensation – Retirement Benefits. The interest credited on non-qualified deferred compensation balances is expensed as incurred. These costs are primarily classified as Selling, Administrative and General Expenses in our consolidated financial statements.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based upon its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and be included in the Proxy Statement for the 2011 Annual Meeting of Shareholders.

N.J. Nicholas, Jr., Chairman
Glenn A. Britt
Robert A. McDonald
Robert J. Keegan (new member of the Committee effective January 1, 2011)

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below provides compensation information for the Chief Executive Officer, the Chief Financial Officer, the next three most highly compensated executive officers and the former Chairman (collectively referred to as named executive officers) who served during the fiscal year ended December 31, 2010. The table includes the dollar value of base salary earned, bonus, stock awards, non-equity incentive plan compensation earned, change in pension value and non-qualified deferred compensation (NQDC) earnings, and all other compensation, whether paid or deferred.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value
				Stock	Option	Incentive Plan	and NQDC	All Other
Name &		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($) (A)	($) (B)	($) (C)	($) (D)	($) (E)	($) (F)	($) (G)	($)
Ursula M. Burns	2010	1,050,0001	—	7,500,009	—	1,693,125	2,584,458	391,716	13,219,308
Chairman and	2009	900,000	—	6,910,000	—	1,884,375	1,278,294	200,105	11,172,774
Chief Executive Officer	2008	887,500	—	4,000,132	—	554,688	1,124,630	155,083	6,722,033

Lawrence A. Zimmerman *	2010	714,000	350,000	2,000,009	—	2,567,550	1,674,733	116,928	7,423,220
Vice Chairman and	2009	714,000	—	—	—	1,071,000	988,450	181,139	2,954,589
Chief Financial Officer	2008	710,500	—	1,600,133	—	355,250	1,018,868	206,045	3,890,796

Lynn R. Blodgett**	2010	751,623	—	2,850,078	—	1,615,989	—	834,767	6,052,457
Executive Vice President

Armando Zagalo de Lima	2010	689,207	—	3,000,067	—	769,382	718,274	1,196,526	6,373,456
Executive Vice President

James A. Firestone	2010	714,000	—	2,300,075	—	767,550	856,809	153,573	4,792,007
Executive Vice President	2009	714,000	—	2,073,000	—	1,071,000	519,574	102,729	4,480,303
	2008	710,500	—	2,000,066	—	355,250	458,288	131,200	3,655,304

Anne M. Mulcahy***	2010	416,667	—	—	—	3,759,896	1,701,252	122,147	5,999,962
Former Chairman	2009	1,160,000	—	—	—	2,331,250	996,290	338,240	4,825,780
	2008	1,320,000	—	9,200,064	—	990,000	1,745,810	470,764	13,726,638
____________________

*	Lawrence A. Zimmerman stepped down from his position of Chief Financial Officer on February 15, 2011 and retired from the Company on April 1, 2011.

**	Lynn R. Blodgett’s compensation reported is for the period beginning February 6, 2010 (after Xerox completed its acquisition of ACS) through December 31, 2010. More information on Mr. Blodgett’s compensation can be found in the “Compensation Discussion and Analysis” in the Executive Compensation Summary for Lynn Blodgett.

***	Anne M. Mulcahy stepped down as Chairman of the Board effective May 20, 2010 and retired on May 31, 2010.

Compensation reported in this table is in U.S. dollars and rounded to the nearest dollar. For Armando Zagalo de Lima, his salary and international assignment allowance from January through July 2010 were paid in euros and British pounds and have been converted to U.S. dollars for purposes of reporting amounts herein. The conversions from euros and British pounds to dollars for January through July were based on the average quarterly exchange rate of 1.3259 dollars per euro and 1.5451 dollars per British pound. From August through December, Mr. Zagalo de Lima’s salary, non-equity incentive award and international assignment allowance were based on amounts in euros and British pounds but were paid in U.S. dollars, for which the salary and non-equity incentive were converted using an exchange rate of 1.4174 dollars per euro and the international assignment allowance was converted using an exchange rate of 1.5970 dollars per British pound, as specified in his international assignment agreement.

(A)	Amounts shown represent base salary paid in 2010. No named executive officer received a 2011 base salary increase.

(B)	The Annual Performance Incentive Plan (APIP) awards appear as Non-Equity Incentive Plan compensation in column (E). The award presented in this column represents a $350,000 cash award approved by the Compensation Committee for Mr. Zimmerman, in recognition of his outstanding contributions on the ACS acquisition.

(C)	The data presented in this column reflects the aggregate grant date fair value of equity awards made to our named executive officers in 2010. Three-year performance share Executive Long-Term Incentive Program (E-LTIP) awards were granted on July 1, 2010 to Ms. Burns, Mr. Blodgett, Mr. Zagalo de Lima and Mr. Firestone. The grant date fair value of these awards at target is follows: Ms. Burns - $7,500,009; Mr. Blodgett - $2,000,072; Mr. Zagalo de Lima - $1,500,034; and Mr. Firestone - $2,000,072. The number of performance shares at target was determined based on the market closing price of Xerox Common Stock on July 1, 2010 of $7.97. The grant date fair value of these awards assuming maximum performance is as follows: Ms. Burns - $11,250,014; Mr. Blodgett - $3,000,107; Mr. Zagalo de Lima - $2,250,051; and Mr. Firestone - $3,000,107. Mr. Zagalo de Lima also received a three-and-a-half-year restricted stock unit retention award granted on July 1, 2010 with a grant date fair value equal to $1,500,034 in connection with his significant increase in responsibility. The number of restricted stock units was determined based on the market closing price of Xerox Common Stock on July 1, 2010 of $7.97. Mr. Zimmerman received a one-year E-LTIP performance share award granted on March 1, 2010 with a grant date fair value of $2,000,009 at target (under this award, shares could be earned at no higher than target). This award vested at target on March 1, 2011. In addition to the award granted to Mr. Firestone as part of the annual E-LTIP cycle, the Compensation Committee recognized his outstanding contributions to the ACS acquisition with a three-year special restricted stock unit award with a grant date of March 1, 2010 and a grant date fair value of $300,004. The number of restricted stock units and the number of performance shares granted for the March 1 awards was based on the market closing price of Xerox Common Stock on March 1, 2010 of $9.55. Upon completion of the ACS acquisition, Mr. Blodgett also received a three-year performance share award granted on February 5, 2010 with a grant date fair value of $850,007 at target. The grant date fair value of this award assuming maximum performance is $4,353,500. The number of shares at target was determined based on the market closing price of Xerox Common Stock on the grant date of $8.47. For further information on these equity awards and Mr. Blodgett’s compensation, see the Long-Term Incentives section and the Executive Compensation Summary for Lynn Blodgett in the “Compensation Discussion and Analysis” and the “Grants of Plan-Based Awards” table. Due to Mrs. Mulcahy’s intention to retire in 2010, the Committee did not grant her a 2010 equity award.

(D)	There have been no stock options granted by the Company since 2004.

(E)	The 2010 Non-Equity Incentive Plan payments were approved by the Committee in February 2011 under APIP for 2010 performance. The performance metrics, as described in the Short-Term Incentives section of the “Compensation Discussion and Analysis”, were set by the Committee for January through December on February 25, 2010. Actual 2010 full year payments were made at 107.5% of target, based on 2010 performance results after negative discretion was applied. In addition, a Long Term Cash Incentive Award was granted to Mrs. Mulcahy in lieu of an equity award in 2009. Similar to the restricted stock unit awards granted to named executive officers under our 2009 E-LTIP, the value of this cash award at vesting could range between a dollar amount representing 80% to 120% of the original cash award, based on the increase or decrease in the price of Xerox Common Stock over the applicable vesting period. If retirement occurred prior to the vesting date, with Committee discretion, the provisions of this award allowed for a payment up to the amount that would have been received had she stayed through the original vesting date. In connection with Mrs. Mulcahy’s retirement, on May 20, 2010, the Committee determined that Mrs. Mulcahy would be entitled to an amount equal to what she would receive had her retirement occurred on or after the July 1, 2011 original vesting date. The amount disclosed above includes the minimum amount of $3,200,000 that will be paid on the vesting date. This amount could be higher, based on the increase in the price of Xerox Common Stock over the vesting period as previously noted. Lawrence Zimmerman received a similar Long Term Cash Incentive Award in 2009 with a vesting date of January 1, 2011. His award vested on January 1, 2011, under the terms of the award agreement in the maximum amount equal to $1,800,000, which is reflected in this column.

(F)	The increase in pension value shown in this column is calculated by determining the increase in the present value of the benefits during 2010. The present value is computed using the FASB ASC Topic 715 assumptions in effect on December 31 and assuming the benefit commences at the earliest retirement date at which unreduced benefits are payable under the Unfunded Supplemental Executive Retirement Plan (current age for Lawrence A. Zimmerman and age 60 for Ursula M. Burns and James A. Firestone). These assumptions include a discount rate of 5.10% for RIGP and 5.25% for SERP as of December 31, 2010. For the Xerox International Pension Plan, the benefit is calculated at the earliest unreduced retirement age for Armando Zagalo de Lima of 55 and based on discount rates of 3.60% as of December 31, 2010. For purposes of the Change in Pension Value for Armando Zagalo de Lima whose pension is denominated in euros, the reported amount is the difference between the value as of 12/31/2010 converted to US dollars at a 12/31/2010 exchange rate, and the value as of 12/31/2009 converted to US dollars at a 12/31/2009 exchange rate. These exchange rates are 1.32515 dollars per euro and 1.4332 dollars per euro, respectively. The present value of accumulated benefits as of December 31, 2010 for Anne M. Mulcahy has been increased by the value of benefits that were paid out during 2010 to determine the increase in the present value of the accumulated benefits.

For 2009 and 2010, there is no above market interest credited on non-qualified deferred compensation balances in the Deferred Compensation Plan for executives. The interest rate credited under this plan for Ursula M. Burns and Anne M. Mulcahy was reset effective January 1, 2009 so that there will no longer be any above market interest credited.

(G)	This column represents perquisites and personal benefits and other compensation not reportable elsewhere in this table. Perquisites and personal benefits include compensation related to personal use of Company aircraft, financial planning, executive physicals, and other incidental benefits. Amounts for Ursula M. Burns also include relocation expenses paid based on the Company’s Transferred Employee Relocation Policy, which is provided to all employees who are relocated at the request of the Company for 12 or more months. Amounts for Armando Zagalo de Lima also include his car allowance and international assignment allowance. Amounts for Ursula M. Burns and Anne M. Mulcahy include reimbursement for home security. Other compensation reflected in this column includes incidental tax-related reimbursements, Company-paid premiums for the Xerox Universal Life Plan (XUL), dividend equivalent payments and the Company match under the Company’s Savings Plan for which substantially all U.S. employees are eligible. Also included in this column is an annual cash short-term incentive payout for Lynn R. Blodgett that was paid under the prior ACS annual incentive program, pro-rated for the period from July 1, 2009 through February 5, 2010.

The table below provides additional data on the amounts included under “All Other Compensation.”

					Life
		Personal			Insurance
		Use of		International	Premiums		401(k)
		Company	Car	Assignment	Paid by	Tax Related	Company	Dividend		Total All Other
		Aircraft	Allowance	Allowance	Registrant	Reimbursements	Match	Equivalents	Miscellaneous	Compensation
Name	Year	($) (1)	($) (2)	($) (3)	($)	($) (4)	($)	($) (5)	($) (6)	($)
U. M. Burns	2010	64,040	—	—	20,569	6,354	3,675	272,058	25,020	391,716
	2009	25,266	—	—	19,214	5,750	6,750	111,742	31,383	200,105
	2008	—	—	—	18,768	412	6,900	106,399	22,604	155,083
L. A. Zimmerman	2010	19,474	—	—	20,026	—	3,675	73,754	—	116,928
	2009	—	—	—	18,860	—	5,301	38,478	118,500	181,139
	2008	—	—	—	17,262	907	6,900	47,689	133,287	206,045
L. R. Blodgett	2010	—	—	—	3,784	—	—	33,809	797,174	834,767
A. Zagalo de Lima	2010	—	26,321	571,992	—	549,426	—	41,918	6,870	1,196,526
J. A. Firestone	2010	—	—	—	26,018	—	3,675	121,055	2,825	153,573
	2009	—	—	—	25,424	—	5,355	71,950	—	102,729
	2008	—	—	—	24,815	3,646	6,900	78,221	17,618	131,200
A. M. Mulcahy	2010	—	—	—	54,773	913	3,675	58,422	4,364	122,147
	2009	65,238	—	—	53,895	199	7,350	206,301	5,257	338,240
	2008	158,382	—	—	53,113	1,544	6,900	233,091	17,734	470,764

____________________

(1)	For reasons of security and personal safety, the Company requires the CEO to use Company aircraft for all air travel. The compensation value of personal Company aircraft usage is calculated at the aggregate incremental cost to the Company, which includes primarily the cost of fuel, trip-related service and maintenance, and travel expenses of the flight crew and other contract personnel. Compensation value includes costs associated with “deadhead” legs. On certain occasions, family members and non-business related passengers may accompany an executive on a business flight. In such situations, a de minimus amount of aggregate incremental cost is incurred by the Company.

(2)	Armando Zagalo de Lima worked in the United Kingdom from January through June 2010. All management level employees in the United Kingdom have the option of either receiving a fully expensed company car or an equivalent cash allowance. Armando Zagalo de Lima elected to receive a cash allowance. When Mr. Zagalo de Lima transferred to the U.S. on international assignment, his car allowance continued. This is a standard practice for international assignees from Xerox Europe.

(3)	Armando Zagalo de Lima is a citizen of Portugal and worked in the United Kingdom and the United States in 2010. Included in this column are contributions to a funded account delivering the same value as contributions to the Portuguese social security system that are not permitted during periods of non-Portugal residence ($323,065). Also included here are Mr. Zagalo de Lima’s international assignment allowances which include the following standard expatriate payments: housing allowance ($128,554), which is given to employees to cover the cost of housing in the host country; host country cost of living allowance ($44,542), which is given to employees to cover the cost of living difference between the home country and the host country; home maintenance allowance ($21,940), which is given to employees to cover the cost of maintaining a home country residence; host country social security contributions ($21,025); and home leave allowance ($12,062) plus other de minimus payments ($5,136). In addition, Mr. Zagalo de Lima received a foreign service premium ($15,668) as part of his international assignment allowance.

(4)	The 2010 tax related reimbursements for Ursula M. Burns are associated with tax gross-ups on her relocation benefits based on the Company’s Transferred Employee Relocation Policy, which is provided to all employees who are relocated at the request of the Company for 12 or more months. For Armando Zagalo de Lima, tax related reimbursements are covered under the Xerox international assignment policy. According to the policy, Mr. Zagalo de Lima is responsible for paying taxes on salary, short-term incentive awards and other compensation, but only up to the level he was paying in his home country of Portugal. The tax reimbursement is the difference between what was deducted from his pay using a hypothetical tax rate for his home country and what was paid in the host country. Other tax related reimbursements in this column are associated with incidental benefits.

(5)	Amounts in this column represent dividend equivalents paid in cash to the named executive officers in 2010 on unvested shares under 2007 E-LTIP and on shares of Xerox stock for which the officers deferred receipt, in an amount equal to the dividends paid to shareholders on an equal number of shares of common stock. Beginning with 2008 E-LTIP awards, dividend equivalents are paid in cash at the time of vesting in an amount equal to dividends that would have been paid during the vesting period for an equal number of shares of common stock. The dividend equivalents credited in 2010 on the 2008, 2009 and 2010 E-LTIP awards are also included in this column and will be paid in cash at the time of vesting.

(6)	Amounts in this column may include financial planning, executive physicals, taxable relocation expenses, home security and other incidental benefits. Also included in this column for Lynn R. Blodgett is an annual cash short-term incentive payout in the amount of $768,493, which he received upon completion of the ACS acquisition in accordance with the SEA under the prior ACS annual incentive program.

For further information on the components of the executive compensation program, see the “Compensation Discussion and Analysis.”

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table provides additional detail for each of the named executive officers on potential amounts payable under the short-term incentive plan (APIP) and the long-term incentive plan (E-LTIP) as presented in the Summary Compensation Table. Threshold, target and maximum award opportunities are provided.

GRANTS OF PLAN-BASED AWARDS IN 2010

			Estimated Future Payout Under			Estimated Future Payout			All Other	Grant
			Non-Equity Incentive Awards			Under Equity Incentive Awards			Stock	Date Fair
			(B)			(C)			Awards:	Value of
									Number of	Equity
	Grant	Date of							Shares or	Incentive
	Date	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock Units	Awards
Name	(A)	(A)	($)	($)	($)	(#)	(#)	(#)	(#) (D)	($) (E)
U. M. Burns	—	—	157,500	1,575,000	3,150,000
	7/1/10	2/25/10				94,103	941,030	1,411,545		7,500,009
L. A. Zimmerman	—	—	71,400	714,000	1,428,000
	3/1/10	2/25/10				83,770	209,425	209,425		2,000,009
L. R. Blodgett	—	—	150,325	1,503,245	3,006,490
	2/5/10	2/5/10				16,726	100,355	513,991		850,007
	7/1/10	2/25/10				25,095	250,950	376,425		2,000,072
A. Zagalo de Lima	—	—	68,921	689,207	1,378,415
	7/1/10	2/25/10				18,821	188,210	282,315		1,500,034
	7/1/10	2/25/10							188,210	1,500,034
J. A. Firestone	—	—	71,400	714,000	1,428,000
	3/1/10	2/25/10							31,414	300,004
	7/1/10	2/25/10				25,095	250,950	376,425		2,000,072
A. M. Mulcahy	—	—	52,083	520,833	1,041,667
____________________

(A)	The “Grant Date” is the effective date of the E-LTIP stock awards. The “Date of Action” is the date the Committee approved the value of the E-LTIP awards.

(B)	This column reflects the threshold, target and maximum payout opportunity under the 2010 APIP set by the Committee on February 25, 2010. The actual APIP payout, which was based on 2010 performance and occurred in or prior to April 2011, is presented in the Summary Compensation Table in column (E).The APIP measures and weightings for 2010 were adjusted earnings per share (40%), cash flow from operations (40%) and pro forma constant currency revenue growth (20%). Threshold payout was determined based on achieving the pro forma constant currency revenue growth performance measure only. See the Summary Compensation Table, footnote E, for additional information regarding the actual payout of these awards.

(C)	The threshold, target and maximum payout opportunity under E-LTIP is presented in this column. The value of stock awards and the methodology for determining the number of stock awards was approved by the Committee on February 25, 2010 for all awards except for the award granted to Lynn Blodgett on February 5, 2010. Three-year E-LTIP performance share awards were granted on July 1, 2010 to Ursula M. Burns, Lynn R. Blodgett, Armando Zagalo de Lima and James A. Firestone and a one-year performance share award was granted on March 1, 2010 to Lawrence A. Zimmerman. In addition, Mr. Blodgett received a three-year performance share award granted on February 5, 2010 in connection with the ACS acquisition. The number of performance shares at target for these awards was determined by dividing the approved value of the respective awards by the closing stock price on the grant date as follows: the February 5, 2010 closing stock price was $8.47, the March 1, 2010 closing stock price was $9.55 and the July 1, 2010 closing stock price was $7.97, rounding the number of shares up to the nearest 5 or 10 shares. See footnote (C) to the Summary Compensation Table for additional information on these equity awards.

(D)	This column includes a three-and-a-half-year restricted stock unit retention award for Armando Zagalo de Lima in connection with his significant increase in responsibilities, granted on July 1, 2010 and scheduled to vest on January 1, 2014. This column also includes a three-year restricted stock unit award granted to Mr. Firestone on March 1, 2010 in recognition of his outstanding contributions on the ACS acquisition. This award is scheduled to vest on March 1, 2013.

(E)	The value reported in this column with respect to the equity incentive awards reported in column (C) is based upon the target award and the grant date closing stock price noted above in footnote (C). The values reported in this column with respect to the stock awards in column (D) is based on the number of restricted stock units awarded and the grant date closing price noted above in footnote (C). These values are recorded over the requisite serviced period as required by FASB ASC Topic 718.

Performance shares under the E-LTIP can be earned by achieving annual performance targets or three-year cumulative performance between threshold and maximum. The performance period is January 1, 2010 through December 31, 2012 for the three-year performance share awards and January 1, 2010 through December 31, 2010 for the one-year performance share award. Performance shares that are earned vest on July 1, 2013 and March 1, 2011, for the three-year and one-year performance share awards, respectively. The performance measures are adjusted earnings per share (weighted at 60%) and cash flow from operations (weighted at 40%). For the three-year performance share award, threshold is based on the minimum number of performance shares earned if three-year cumulative performance is achieved at the threshold level for cash flow from operations. If threshold performance is not achieved on any of the performance measures, no performance shares will be earned. Target reflects the number of performance shares earned if target performance is achieved on all performance measures. Maximum describes the greatest number of performance shares that can be earned if “maximum” or higher performance is achieved on all performance measures. The number of performance shares earned will be interpolated in the event that the Company’s cumulative performance varies between threshold and maximum, as determined by the Committee. The one-year performance share award for Lawrence A. Zimmerman provided for shares to be earned at target only for adjusted earnings per share and/or cash flow from operations; there is no maximum performance feature. The threshold amount shown above is based on achievement of target performance for cash flow from operations only. (This award vested at target on March 1, 2011.)

Upon completion of the ACS acquisition, Lynn Blodgett received a special one-time performance share award on February 5, 2010, under the terms of his Senior Executive Agreement (SEA). The performance period for this award is February 6, 2010 – December 31, 2012 with a vesting date no sooner than February 5, 2013 (actual vesting date will be the date that the Committee certifies the 2012 performance results, generally at its February meeting). The performance measure is based on Adjusted Earnings Before Interest and Taxes of ACS and can be earned by achieving annual performance targets between threshold and maximum levels. The threshold number of shares shown above reflects the minimum number of performance shares that can be earned if performance is achieved at threshold for one year only. If threshold performance is not achieved, no performance shares will be earned. The maximum number of shares shown above reflects the number of shares that can be earned if the performance target is achieved at maximum for all three years.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table displays outstanding option awards and unvested stock awards held by each of the named executive officers at the end of fiscal year 2010. Included is the number of shares underlying exercisable options, the exercise price for all outstanding option awards and the market value for all unvested stock awards.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

	Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan Awards:	Plan Awards:
					Number	Market	Number of	Market or
	Number of				of Shares	Value of	Unearned	Payout Value
	Securities	Number of			or Units	Shares or	Shares, Units	of Unearned
	Underlying	Securities			of Stock	Units of	or Other	Shares, Units
	Unexercised	Underlying	Option		That	Stock That	Rights That	or Other
	Options	Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Rights That
	Exercisable	Options	Price	Expiration	Vested	Vested	Vested	Have Not
Name	(#) (A)	(# UnExercisable)	($)	Date	(#) (B)	($) (B)	(#) (C)	Vested ($) (C)
U. M. Burns	149,600		10.365	12/31/2011	1,329,982	15,321,393	1,200,908	13,834,460
	100,000		5.140	12/31/2011
	138,000		13.685	12/31/2011
L. A. Zimmerman	121,500		8.975	12/31/2011	15,994	184,251	313,381	3,610,149
	150,000		8.975	12/31/2011
	122,000		13.685	12/31/2011
	187,000		7.885	12/31/2012
L. R. Blodgett	708,528		7.330	7/30/2014	—	—	351,305	4,047,034
	425,117		8.350	7/9/2017
	556,841		7.100	8/15/2017
	425,117	1,700,469	6.330	8/20/2019
A. Zagalo de Lima	74,800		10.365	12/31/2011	328,206	3,780,933	253,184	2,916,680
	50,000		5.140	12/31/2011
	121,500		7.885	12/31/2012
	61,000		13.685	12/31/2011
J. A. Firestone	121,500		10.365	12/31/2011	466,405	5,372,986	380,889	4,387,841
	122,000		13.685	12/31/2011
	187,000		7.885	12/31/2012
A. M. Mulcahy	991,203		9.250	8/28/2011	84,292	971,044	356,324	4,104,852
	934,600		10.365	12/31/2011
	934,600		7.885	12/31/2012
	609,000		13.685	12/31/2011
____________________

(A)	All stock options are 100% vested and exercisable with the exception of Lynn Blodgett who has 1,700,469 ACS stock options that were converted to Xerox stock options upon the ACS acquisition and will become exercisable in equal increments on August 20th of 2011, 2012, 2013 and 2014. Following her retirement, Mrs. Mulcahy has the ability to exercise her outstanding options until the expiration dates disclosed above. There have been no stock options granted by the Company since 2004.

(B)	The awards presented in these columns include earned, unvested (as of December 31, 2010) performance share awards granted on July 1, 2008 which will vest on July 1, 2011 under E-LTIP. Also included are unvested restricted stock units granted by the Company on April 2, 2007 which will vest on April 2, 2012 for Ursula M. Burns and James A. Firestone; granted on July 1, 2009 which will vest on July 1, 2012 for Ursula M. Burns, James A. Firestone and Armando Zagalo de Lima;

granted on March 1, 2010 which will vest on March 1, 2013 for James A. Firestone; and granted on July 1, 2010 which will vest on January 1, 2014 for Armando Zagalo de Lima. The value of these awards is based on the December 31, 2010 closing market price of $11.52.

(C)	The awards presented in these columns consist of unearned, unvested (as of December 31, 2010) performance shares at target granted under the E-LTIP on July 1, 2008, March 1, 2010 and July 1, 2010. The performance period for the 2008 grant is January 1, 2008 through December 31, 2010. The performance period for the March 2010 grant is January 1, 2010 through December 31, 2010. The performance period for the July 2010 grant is January 1, 2010 through December 31, 2013. Also included for Lynn R. Blodgett is a special one-time performance share award granted on February 5, 2010 in connection with the ACS acquisition. The performance period is February 6, 2010 through December 31, 2012. The value of these grants is based on the December 31, 2010 closing market price of $11.52.

As determined by the Compensation Committee in February 2011, each named executive officer earned 13.34% of his or her 2008 performance share award based on 2010 performance results as follows: Ursula M. Burns – 39,982 shares; Lawrence A. Zimmerman – 11,996 shares; James A. Firestone – 19,991 shares; and Armando Zagalo de Lima – 9,996 shares. An additional 33.33% of this award was earned for three-year cumulative performance as follows: Ursula M. Burns – 99,952 shares; Lawrence A. Zimmerman – 36,651 shares; Armando Zagalo de Lima – 24,990 shares; James A. Firestone – 49,976 shares; and Anne M. Mulcahy – 146,872 shares (pro-rated based on service through May 2010). The 2008 earned performance shares will vest on July 1, 2011.

Also based on 2010 performance results, each named executive officer earned 33.33% of his or her 2010 grant as follows: Ursula M. Burns – 313,676 shares; Lawrence A. Zimmerman – 209,425 shares; Lynn R. Blodgett – 83,650 shares; Armando Zagalo de Lima – 62,736 shares; and James A. Firestone – 83,650 shares.

Based on ACS 2010 performance results at maximum, Mr. Blodgett earned 171,330 performance shares under his special one-time acquisition grant. See the “Executive Compensation Summary for Lynn Blodgett” in the Compensation and Discussion Analysis for further information on this award.

For purposes of this table, all shares that were unearned as of December 31, 2010 are reported in column C.

These columns exclude the 2011 E-LTIP three-year performance share awards to be granted on July 1, 2011 to Ursula M. Burns, Lynn R. Blodgett, Armando Zagalo de Lima and James A. Firestone. The value of these awards is as follows: Ursula M. Burns – $7,500,000; Lynn R. Blodgett – $2,500,000; Armando Zagalo de Lima – $2,500,000; and James A. Firestone – $2,500,000. The number of shares will be determined based on the closing market price of Xerox common stock on the grant date of July 1, 2011.

OPTION EXERCISES AND STOCK VESTED IN 2010

The Option Exercises and Stock Vested table shows amounts realized by the named executive officers on options that were exercised and stock awards that vested during 2010.

OPTION EXERCISES AND STOCK VESTED IN 2010

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized on	Acquired	Realized
	on Exercise	Exercise	on Vesting	on Vesting
Name	(#) (A)	($)	(#) (B)	($) (C)
Ursula M. Burns	—	—	110,880	883,714
Lawrence A. Zimmerman	—	—	118,160	941,735
Lynn R. Blodgett (D)	5,719,305	12,640,110	—	—
Armando Zagalo de Lima			35,520	283,094
James A. Firestone (D)	50,000	293,000	88,720	707,098
Anne M. Mulcahy	8,797	24,632	381,953	3,044,165
____________________

(A)	This column reflects the total number of shares acquired at exercise.

(B)	Shares shown in this column are stock awards that vested under the 2007 E-LTIP. All awards granted under the 2007 E-LTIP are subject to a holding period. Executives must retain 50% of net shares for the later of one year or until they achieve their required ownership level.

(C)	The aggregate dollar amount realized upon vesting includes the value of shares withheld to pay taxes.

(D)	In 2010, James A. Firestone exercised and sold 50,000 options under his Rule 10b5-1 Sales Plan and Lynn R. Blodgett exercised and sold 5,519,305 options under his 10b5-1 Sales Plan.

PENSION BENEFITS FOR THE 2010 FISCAL YEAR

The Pension Benefits table below reflects the actuarial present value for the named executive officer’s total accumulated benefit as of year end under the pension plans in which they participate. Armando Zagalo de Lima’s benefit is based on a December 31 measurement date and a conversion from euros to dollars at an exchange rate on December 31, 2010 of 1.32515 dollars per euro. See the Pension Plans section of the “Compensation Discussion and Analysis” for a description of the U.S. and International pension plans.

PENSION BENEFITS FOR THE 2010 FISCAL YEAR

		Number of	Present Value	Payments
		Years	of	During
		of Credited	Accumulated	Last Fiscal
	Plan Name	Service	Benefit	Year
Name	(A)	(B)	($) (C)	($)
Ursula M. Burns	Retirement Income Guarantee Plan	29.5	696,638	—
	Unfunded Supplemental Executive
	Retirement Plan	29.5	7,143,368	—
Lawrence A. Zimmerman	Retirement Income Guarantee Plan	8.6	318,827	—
	Unfunded Supplemental Executive
	Retirement Plan	17.2	6,849,079	—
Lynn R. Blodgett	—	—	—	—
Armando Zagalo de Lima	Xerox International Pension Plan	27.8	5,714,826
James A. Firestone	Retirement Income Guarantee Plan	12.5	311,797	—
	Unfunded Supplemental Executive
	Retirement Plan	12.5	2,755,470	—
Anne M. Mulcahy	Retirement Income Guarantee Plan	30	1,127,874	—
	Unfunded Supplemental Executive
	Retirement Plan	30	20,083,821	1,457,257
____________________

(A)	Pension benefits are provided to the named executive officers under the Retirement Income Guarantee Plan (RIGP), the Unfunded Retirement Income Guarantee Plan (Unfunded RIGP), the Unfunded Supplemental Executive Retirement Plan (SERP) and for Armando de Lima, the Xerox International Pension Plan. For named executive officers qualifying for SERP benefits, the Unfunded RIGP benefit is included in the SERP benefit. The Unfunded RIGP benefit would only come into play on a stand-alone basis should these named executive officers leave Xerox before qualifying for the SERP.

(B)	Years of Credited Service is also referred to as benefit service in the following description of the pension plans. Lawrence A. Zimmerman is credited with 2 years of benefit service under the SERP formula for each year of actual Xerox service. His service was accelerated to mitigate the pension impact of joining Xerox later in his career.

(C)	All calculations are based on actual pay.

The benefit formulas and assumptions used to calculate these estimates are as follows:

U.S. Pension Plans

The pay used to calculate the RIGP, Unfunded RIGP and SERP benefits is base pay plus actual short-term incentive payment (incentive payment is considered for the calendar year in which it is paid). The present value of the accumulated benefit is the present value of the benefit payable at the earliest unreduced retirement age (current age for Lawrence A. Zimmerman as he is eligible to retire with unreduced benefits, and age 60 for Ursula M. Burns and James A. Firestone) based on the following assumptions: all participants are assumed to elect a lump sum from RIGP; SERP benefits which are not available as lump sums are assumed to be paid as 50% Joint and Survivor annuities; pre-retirement FASB ASC Topic 715 discount rate of 5.10% for RIGP and 5.25% for SERP; no pre-retirement mortality or turnover assumed; post-retirement FASB ASC Topic 715 discount rate of 5.25% (6.75% for RIGP lump sums other than the lump sum for Anne M. Mulcahy which is calculated at the lump sum interest rates that will apply to 2011 lump sums of 2.21% for the first 5 years of payments, 4.61% for payments during the next 15 years and 5.46% thereafter); post-retirement mortality is based on the Applicable Mortality table, as defined for lump sum calculations under section 417(e) of the Internal Revenue Code. The Applicable Mortality table is defined for years up to and including 2013, and for subsequent years, the assumption is that the IRS will continue to apply the same mortality improvements as they did to get from the 2012 to 2013 table in each future year and the RP 2000 Mortality table with projection to 2015 for annuitant mortality. Although all of the pension plans do not provide unreduced benefits at the ages previously noted, the SERP supplements these other pension plans to deliver an overall unreduced retirement benefit at these ages. Therefore, current age for Lawrence A. Zimmerman and age 60 for Ursula M. Burns and James A. Firestone are the earliest unreduced retirement ages.

RIGP benefits are determined as the greater of a Highest Average Pay formula benefit (1.4% of highest five-year average pay multiplied by benefit service of up to 30 years), a Cash Balance Retirement Account and a retirement account that was transferred to RIGP in 1990. Early retirement benefits under RIGP are available for employees who leave Xerox at age 55 with 10 years of service or later and the Highest Average Pay formula is reduced from age 65 (age 62 with 30 years of service) at 5% per year. The RIGP benefits are generally based on total pay, subject to IRS limits on the compensation that can be reflected in a qualified plan.

Unfunded RIGP benefits are generally determined under the same terms as the RIGP benefit except the pay used in the Highest Average Pay formula is not subject to IRS limits and in years in which pay was deferred under the Deferred Compensation Plan for Executives, this deferred compensation was included for the year it was deferred. Unfunded RIGP also provides for an Unfunded RIGP Cash Balance Retirement Account (CBRA). This Unfunded RIGP CBRA provides pay credits on pay in excess of the IRS limits for years 2003 and later and interest on these pay credits while the Highest Average Pay formula reflects all years of service. The purpose of Unfunded RIGP is to replace benefits that cannot be provided in RIGP due to IRS compensation limits.

SERP benefits are determined under a different formula than RIGP and with the same pay used for Unfunded RIGP. The accrual rate and age at which SERP is available can vary. SERP benefits reflect base pay plus short-term incentive (not subject to any limits) and are determined under a formula that provides a benefit of 1-2/3% of five-year Highest Average Pay less 1-2/3% of Social Security multiplied by benefit service of up to 30 years. This basic formula is subject to the following adjustments: SERP participants (those who are not mid-career hires – see explanation below) are entitled to a minimum benefit of 25% of Highest Average Pay less 25%of Social Security. A total benefit is determined by the SERP formula. The total benefit is offset by the RIGP benefit and the remaining benefit is paid from the SERP and referred to as the SERP benefit.

The SERP includes a mid-career hire benefit that applies to a small group of executives including Lawrence A. Zimmerman. The accrual for a mid-career hire is 150% of the regular SERP accrual for a maximum of 20 years. However, there is no minimum SERP benefit for mid-career hires. The mid-career hire retirement eligibility is age 60 with 5 years of service. Lawrence A. Zimmerman’s mid-career accrual and 2 for 1 benefit service credit accounts for $4,778,604 of the present value noted in the table above.

Mr. Zimmerman retired on April 1, 2011 and will receive his SERP benefit as a 50% Joint and Survivor annuity subject to a 6 month delay to comply with section 409A of the Internal Revenue Code. The other named executive officers covered by the SERP are eligible to commence SERP benefits upon retirement (with a 6 month delay) on or after the attainment of age 60 with 10 years of service. SERP benefits that commence at these ages are not reduced for early commencement. The SERP was originally designed to permit executive officers to retire with unreduced benefits at age 60 (instead of the age 62 with 30 years of service or the age 65 provisions in RIGP). The SERP, through the mid-career benefit, also provides a means to mitigate the loss in retirement benefits from a mid-career change in employment for an executive joining Xerox. These features of the SERP support the attraction and retention of our senior leaders.

International Pension Plan

Mr. Zagalo de Lima is a citizen of Portugal and has been on international assignment in the United Kingdom and the United States. He is not covered by qualified and non-qualified plans in the U.S. and does not have local retirement plans (other than Portuguese social security and an arrangement to deliver the value of social security contributions for periods in which they cannot be made due to residency issues; this arrangement is referred to as his “social security replacement benefits”). The

Xerox International Pension Plan provides benefits for Mr. Zagalo de Lima to supplement these Portuguese social security and social security replacement benefits. The pay used to calculate the Xerox International Pension Plan benefit is 146% of his base pay if he retires after age 55 but before age 58 and 166% base pay if he retires at or after age 58. The Plan formula targets a total retirement income of 60% of pay before age 65 and 70% of pay after age 65 when combined with the Portuguese social security benefits and social security replacement benefits. These benefits are funded and the Plan assets are accumulated in an insurance contract. If the Plan assets as of retirement exceed the value of the formula benefit (the formula benefit is net of the Portuguese social security benefits and social security replacement benefits), the Plan assets will be distributed in lieu of any other benefits under the Xerox International Pension Plan. If the formula benefit exceeds the value of Plan assets, the Plan assets will be distributed and a single sum payment for the excess will be paid by Xerox. As of December 31, 2010, the value of the formula benefit exceeded the value of his Plan assets. International Pension Plan benefits for Armando Zagalo de Lima are paid as a lump sum; ASC Topic 715 discount rate of 3.60% is used with no pre-age 65 mortality (his lump sum value consists fully of pre-65 benefits) and no turnover is assumed.

NON-QUALIFIED DEFERRED COMPENSATION FOR THE 2010 FISCAL YEAR

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($) (A)	($) (A)	($) (B)	($) (C)	($)
Ursula M. Burns	—	—	11,486	—	364,880
Lawrence A. Zimmerman	—	—	—	—	—
Lynn R. Blodgett	—	—	—	—	—
Armando Zagalo de Lima	—	—	—	—	—
James A. Firestone	—	—	—	—	—
Anne M. Mulcahy	—	—	164,040	259,603	2,475,507
____________________

(A)	The Deferred Compensation Plan for Executives was frozen in 2002. Deferrals into the plan have not been permitted since 2001.

(B)	No portion of the amount shown for 2010 under “Aggregate Earnings in the Last Fiscal Year” for Ursula M. Burns and Anne M. Mulcahy is reported in the Summary Compensation Table as above market interest.

Previously, the plan allowed for the deferral of base salary (up to 50%) and short-term incentive and performance units (up to 100%) as long as the compensation would have been payable in cash if not deferred. Participants were required to elect the percentage to be deferred, the investment applicable to the amount deferred and the method of payment. Payments to Ursula M. Burns, based on her elections, will commence in the year of retirement (or year following if retirement is after July 1) and will be paid annually for 5 years. Under this plan, there is also an opportunity for in-service hardship withdrawals if approved by the Chief Executive Officer (or by the Board of Directors in the case of a request by the Chief Executive Officer). In the event of a Change in Control, deferred compensation balances will be paid out in a lump sum.

(C)	Following her retirement, Mrs. Mulcahy received her first of 10 annual instalments from her balance in the Deferred Compensation Plan for Executives.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers in the event of a termination of employment or a change in control. The amount of compensation payable to each named executive officer in each situation effective December 31, 2010 is listed in the table below. The equity awards presented in this table reflect grants not vested as of December 31, 2010 and are based on the December 31, 2010 closing market price of $11.52. For Armando Zagalo de Lima, the conversion to dollars is based on an exchange rate on December 31, 2010 of 1.32515 dollars per euro and 1.54679 dollars per British pound.

			Non-			Non-	Health Care
		Lump	Equity	Equity	Qualified	Qualified	/ Life		Total
		Sum	Incentive	Incentive	Pension	Pension	Insurance	Excise	Termination
		Payment	Awards	Awards	Benefit	Benefits	Benefits	Tax	Benefits
		($)	($)	($)	($)	($)	($)	($)	($)
U. M. Burns
•	Voluntary Termination/
	Retirement (A)	—	—	—	577,722	4,714,495	—	—	5,292,217
•	Involuntary Termination not
	For Cause (B)	634,615	1,575,000	9,217,202	577,722	4,714,495	—	—	16,719,034
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	5,500,000	1,575,000	29,155,853	577,722	7,461,943	65,715	3,472,104	47,808,337
•	Death (D)	—	1,575,000	29,155,853	403,845	2,665,559	3,300,000	—	37,100,257
L. R. Blodgett
•	Voluntary Termination/
	Retirement (A)	—	1,503,246	481,824	—	—	—	—	1,985,070
•	Involuntary Termination not
	for Cause/or Good Reason
	Termination (B)	6,216,420	1,503,246	10,952,026	—	—	66,354	2,758,498	21,496,544
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	6,216,420	1,503,246	12,872,468	—	—	66,354	2,758,498	23,416,986
•	Death (D)	6,037,958	1,503,246	12,872,468	—	—	850,000	—	21,263,672
A. Zagalo de Lima
•	Voluntary Termination/
	Retirement (A)	171,276	—	—	—	5,518,469	—	—	5,689,745
•	Involuntary Termination not for
	Cause (B)	3,122,577	669,124	1,522,794	—	5,518,469	—	—	10,832,964
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	2,740,410	669,124	6,697,613	—	5,518,469	100,489	—	15,726,105
•	Death (D)	—	669,124	6,697,613	—	5,518,469	3,776,628	—	16,661,834
J. A. Firestone
•	Voluntary Termination/
	Retirement (A)	—	714,000	3,135,562	360,711	1,783,643	—	—	5,993,916
•	Involuntary Termination not
	for Cause (B)	357,000	714,000	3,135,562	360,711	1,783,643	—	—	6,350,916
•	Involuntary or Good Reason
	Termination after Change in
	Control (CIC) (C)	2,856,000	714,000	9,760,827	360,711	3,617,609	69,069	1,113,574	18,491,790
•	Death (E)	—	714,000	9,760,827	247,741	1,056,253	2,142,000	—	13,920,821

Mr. Zimmerman retired from Xerox effective April 1, 2011 and received the standard retirement benefits. He is eligible for the following: a qualified pension lump sum of $393,784; a non-qualified pension benefit, the present value of which is $7,745,937; a short-term incentive award for 2010 of $767,550; and his 2008 E-LTIP award of 64,641 shares of Xerox stock which will vest on its original vesting date of July 1, 2011. Mr. Zimmerman’s 2010 E-LTIP award vested on March 1, 2011, upon which he received 209,425 shares of Xerox stock.

Mrs. Mulcahy retired from Xerox at the end of May 2010. Please see the “Summary Compensation Table”, “Outstanding Equity Awards” table, the “Pension Benefits” table and the “Non-Qualified Deferred Compensation” table for information on her pension and deferred compensation upon retirement. In addition, as disclosed in the “Compensation Discussion and Analysis” and “Summary Compensation Table”, the Committee determined that under her 2009 Long Term Cash Incentive Award, Mrs. Mulcahy will be entitled to an amount equal to what she would have received based on actual performance had her retirement occurred on or after the July 1, 2011 original vesting date. Payment of this award will be made on the original vesting date.

(A)	Ursula M. Burns and Armando Zagalo de Lima are not retirement eligible. Assuming voluntary termination on December 31, 2010, there would be no payments due to Ursula M. Burns other than vested pension benefits and her deferred compensation balance (see Non-Qualified Deferred Compensation table for balances as of December 31, 2010). Assuming retirement on December 31, 2010, Lynn R. Blodgett and James Firestone would be entitled to a short-term incentive (Non-Equity Incentive Award) for full-year 2010 performance (for Mr. Blodgett, the full 2010 short-term incentive would be pro-rated for the calendar year from the ACS acquisition closing date). The amount shown above reflects payout at target (actual payout could be higher or lower). In addition, James A. Firestone would be eligible to receive pro-rated performance shares based on the number of full months of service from date of grant on the original vesting date under the terms of the E-LTIP, and would receive vested pension benefits. Lynn Blodgett would receive pro-rated performance shares based on the number of full months of service under the terms of his July 1, 2010 E-LTIP award. Mr. Blodgett would forfeit any unpaid portion of his Acquisition Cash Payment and all performance shares granted to him under his SEA as well as any outstanding unvested August 2009 Options. Mr. Zagalo de Lima would be entitled to three months of base salary under Portuguese law in addition to his vested pension benefits.

(B)	Assuming involuntary termination under the terms of the Company’s U.S. workforce surplus policy, Ursula M. Burns, and James A. Firestone would be eligible for salary continuance payments based on their years of service in accordance with this policy as follows: Ursula M. Burns – 30 weeks; and James A. Firestone – 26 weeks. The amounts reported in the table assume salary continuance is paid as a lump sum. In addition, Ursula M. Burns and James A. Firestone would be entitled to a short-term incentive payment (Non-Equity Incentive Award) for 2010 performance, shown at target (actual payout could be higher or lower), pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of the E-LTIP, their deferred compensation balance, if any, and vested pension benefits.

Assuming involuntary termination without cause, prior to the third anniversary of the ACS acquisition closing date, Mr. Blodgett would be entitled to receive accelerated payment of any unpaid portion of his Acquisition Cash Payment as outlined in his SEA and 12 months of outplacement services, shown as a lump sum. He would also be entitled to 10 weeks of severance payments per the ACS policy shown as a lump sum, payment of his short-term incentive (Non-Equity Incentive Award) for 2010 performance shown at target (200%), pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of his February 5 and July 1, 2010 performance share awards and continuation of certain welfare benefits until the third anniversary of the acquisition closing date. Any outstanding unvested August 2009 Options would become fully vested and exercisable until the expiration date (amount noted in Equity Incentive Awards column assumes exercise at the December 31, 2010 Xerox stock closing price of $11.52). In addition, Mr. Blodgett would be entitled to receive a tax gross-up for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, per the terms of his SEA in connection with the change in control of ACS. If Mr. Blodgett voluntarily terminated with good reason, as outlined in his SEA, he would be entitled to all of the amounts shown in section (B) of the table above except for 10 weeks of severance payments ($163,462).

Assuming involuntary termination, Mr. Zagalo de Lima would be eligible for a payment in accordance with the redundancy program in Portugal. This payment is calculated based on one month of salary plus one month of target bonus multiplied by the number of years with the company (calculated at 28 years as of December 31, 2010). Mr. Zagalo de Lima would also be entitled to a short-term incentive payment (Non-Equity Incentive Award) for 2010 performance shown at target, pro-rated performance shares based on the number of full months of service from the date of grant on the original vesting date per the terms of the E-LTIP, and vested pension benefits.

(C)	Assuming involuntary or good reason termination in the event of a change in control, per the terms of the change in control agreement and as noted in the section on Change-in-Control Severance Agreements in the “Compensation Discussion and Analysis”, Ursula M. Burns, Armando Zagalo de Lima and James A. Firestone would be eligible for a lump sum payment in lieu of compensation continuance in the amount of two times annual compensation (base pay and target short-term incentive), a short-term incentive (Non-Equity Incentive Award) payment for the 2010 performance shown at target, accelerated vesting and payment of unvested performance shares at target and restricted stock units, payment of vested qualified pension benefits, accelerated vesting and payment of the accrued non-qualified pension benefits (value of benefit paid as a lump sum) consistent with the plan provisions for other employees, deferred compensation balance, if any, payment of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, and continuation of certain welfare benefits for a period of 24 months.

Although Mr. Blodgett does not have a CIC Agreement with Xerox, he is entitled to payments related to involuntary termination not for cause and voluntary termination for good reason under the SEA or other benefit programs in which he participates. Prior to the third anniversary of the ACS acquisition closing date, Mr. Blodgett would be entitled to receive the same amounts as shown in section (B) of the table, and discussed in Footnote (B), with the exception of the amount shown in the Equity Incentive Awards column. In this column, the provisions of his February 5, 2010 and July 1, 2010 ELTIP awards provide for accelerated vesting and payment of unvested performance shares at target (actual amounts could be higher or lower). If Mr. Blodgett voluntarily terminated with good reason, he would be entitled to the same amounts as shown in section (B) of the table above except for 10 weeks of severance payments ($163,462).

(D)	Following death, the estates or, with respect to certain types of payments and elections made, the spouses for Ursula M. Burns and James A. Firestone, would be entitled to receive payment of a 2010 short-term incentive shown at target, accelerated vesting of performance shares at target and restricted stock units if any, deferred compensation balance, if any, a life insurance benefit, and vested qualified and non-qualified pension benefits. Subject to certain eligibility conditions, the pension death benefit is generally a 50% survivor annuity or if eligible to retire under the SERP, a 100% survivor annuity.

Following death, Mr. Blodgett’s estate would be eligible for accelerated payment of any unpaid portion of his Acquisition Cash Payment outlined in his SEA, payment of his short-term incentive for 2010 performance shown at target (200%), accelerated vesting and payment of unvested performance shares at target, and a life insurance benefit equal to 1 times his base salary. In addition, any outstanding unvested August 2009 Options would become fully vested and exercisable until the expiration date (amount noted in Equity Incentive Awards column assumes exercise at the December 31, 2010 Xerox stock closing price of $11.52).

Following death, Mr. Zagalo de Lima’s estate would be entitled to receive payment of a 2010 short-term incentive shown at target, accelerated vesting and payment of unvested performance shares at target and vested pension benefits. In addition, Mr. Zagalo de Lima’s estate would be entitled to receive 49 months of earnings which are calculated based on one month’s base salary plus one month of target short-term incentive (capped at 35% of salary) multiplied by 49 months.

Termination Following Disability

Assuming termination following disability on December 31, 2010, Ursula M. Burns, Lynn R. Blodgett, Armando Zagalo de Lima and James A. Firestone would be eligible for pro-rated performance shares based on the number of full months of service from the date of grant, their deferred compensation balance, if any, and vested pension benefits as shown for “Voluntary Termination/Retirement.” Mr. Blodgett would also be eligible for accelerated payment of any unpaid portion of his Acquisition Cash Payment outlined in his SEA. In addition, any outstanding unvested August 2009 Options would become fully vested and exercisable until the option expiration date.

Involuntary Termination for Cause

Assuming involuntary termination for cause due to engagement in detrimental activity against the Company, there would be no payments to Ursula M. Burns, Lynn R. Blodgett, Armando Zagalo de Lima (unless prohibited by applicable local law) and James A. Firestone other than their deferred compensation balance, if any, and vested qualified pension benefits. All unvested shares and non-qualified pension benefits would be immediately cancelled upon termination for cause for all named executive officers. See Compensation Recovery Policy section of the “Compensation Discussion & Analysis” for additional information.

Non-Qualified Pension Benefit

In the event of a change in control, the non-qualified pension amounts shown in the table above for Ursula M. Burns and James A. Firestone represent the lump sum payments that would be paid for all non-qualified pension benefits. These amounts were calculated as specified in the Unfunded Supplemental Executive Retirement Plan based on the present value of future benefits using the minimum required interest rate and mortality for qualified plan lump sum payments. These benefits would not be paid as a lump sum without the occurrence of a change in control that conformed to deferred compensation tax regulations. The present value of the benefits payable upon an event other than a change in control represents the present value of the accumulated benefits for each participant. Since these amounts are not paid as lump sums, and for change in control purposes, this present value is already determined using the required section 280G assumptions, these assumptions have been used for this purpose as well to express these benefits as a present value. These present values are based on assumed termination of employment on December 31, 2010. Upon termination, the annual non-qualified benefits for recipients not yet age 55 would be payable at the later of age 55 or 6 months following their termination date as a single life annuity. A payment to Armando Zagalo de Lima of his policy value would only be made upon his termination of employment.

Other Payments

Similar to other employees of the Company, U.S. executives who are retirement eligible, based on age and actual years of service, would receive retiree health care benefits. James A. Firestone would be eligible for retiree health care benefits if he separated from Xerox on December 31, 2010. Also, like other employees, the named executive officers would be eligible for payment of all earned and accrued but unused vacation due as of the date of the separation (or last day worked prior to salary continuance if applicable) under the terms of the Company’s vacation policy.

EQUITY COMPENSATION PLAN INFORMATION

The Equity Compensation Plan Information table provides information as of December 31, 2010, with respect to shares of Xerox common stock that may be issued under our existing equity compensation plans, including the 2004 Performance Incentive Plan; Xerox Corporation 2004 Equity Compensation Plan for Non-Employee Directors (2004 Directors Plan); the Xerox Corporation Long-Term Incentive Plan (1991 Plan); the Xerox Corporation 1996 Non-Employee Director Stock Option Plan (1996 Plan); the Xerox Corporation 1998 Employee Stock Option Plan (1998 Plan); the Xerox Mexicana, S.A. de C.V. Executive Rights Plan (Mexico Plan); the Xerox Canada Inc. Executive Rights Plan (Canada Plan); and two plans from the acquisition of ACS - the 2007 Equity Incentive Plan (2007 ACS Plan) and the 1997 Stock Incentive Plan (1997 ACS Plan).

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C
	Number of	Weighted-	Number of Securities
	Securities to	Average	Remaining Available
	be Issued upon	Exercise Price	for Future Issuance
	Exercise of	of Outstanding	under Equity
	Outstanding	Options	Compensation Plans
	Options and	and Rights	(Excluding Securities
Plan Category	Rights	($)	Reflected in Column A)
Equity Compensation Plans Approved by
Shareholders	70,412,863 (1)	7.973	54,717,915 (3)
Equity Compensation Plans Not Approved by
Shareholders	625,466 (2)	11.321	0 (3)
Total	71,038,329 (4)	8.002	54,717,915 (5)

____________________

(1)	Consists of outstanding options under the 2004 Performance Incentive Plan, 2004 Directors Plan, 1991 Plan, 1996 Plan, 1998 Plan, 2007 ACS Plan, and 1997 ACS Plan.

(2)	Consists of outstanding options under the Mexico Plan and the Canada Plan.

(3)	The 1998 Plan was discontinued as of May 21, 2003; the 1991 Plan, 1996 Plan, Mexico Plan and Canada Plan were discontinued as of May 20, 2004; and the 1997 and 2007 ACS Plans were discontinued as of February 5, 2010. No further grants can be made under these plans. Any shares that are cancelled, forfeited, or lapse under the 2004 Performance Incentive Plan, 1991 Plan, 1998 Plan, Mexico Plan and Canada Plan become available again for issuance under the 2004 Performance Incentive Plan. Any shares that are cancelled, forfeited or lapse under the 2004 Directors Plan become available again for issuance under the 2004 Directors Plan.

(4)	There are an additional 39,783,518 full-value shares of stock outstanding under the 2004 Performance Incentive Plan and 417,331 full-value shares of stock outstanding under the 2004 Directors Plan as of 2010 fiscal year end. In addition, there are 736,526 deferred shares that have vested and are pending delivery. Prior to 2009, executives were eligible to defer delivery of their vested stock award.

(5)	The number above reflects the shares available if all grants are made in the form of options. As anticipated, if all remaining shares are issued as full value shares instead of options, approximately 32,824,184 shares would be available for issuance as of December 31, 2010. Under the terms of the 2004 Performance Incentive Plan and the 2004 Directors Plan, each one (1) stock option issued is counted as 0.6 of a share.

Xerox Mexicana, S.A. de C.V. Executive Rights Plan

The Mexico Plan, which was discontinued in May 2004 following shareholder approval of the 2004 Performance Incentive Plan, provided for the granting of stock rights for the purpose of advancing the interests of Xerox Corporation and shareholders by providing the General Director or Executive Director and other employees with a proprietary interest in the growth and performance of the Company and incentives for continued service.

Xerox Canada Inc. Executive Rights Plan

The Canada Plan, which was discontinued in May 2004 following shareholder approval of the 2004 Performance Incentive Plan, provided for the granting of stock rights and other related vehicles for the purpose of advancing the interests of Xerox Corporation and shareholders by providing the President or a Vice President of Xerox Canada Inc. and other employees with a proprietary interest in the growth and performance of the Company and incentives for continued service.

OTHER INFORMATION

Indemnification Actions

The Company’s by-laws provide for indemnification of officers and directors to the full extent permitted by New York law. Effective upon our acquisition of ACS, Mr. Blodgett is indemnified pursuant to our by-laws as well as a separate indemnification agreement entered into with ACS, which was assumed by the Company. Consistent with both our by-laws and this agreement, in connection with In re Xerox Corporation Securities Litigation; Copy Doctor, Inc., et al. v. Xerox Corporation, et al.; Coriale, et al. v. Xerox Corporation, et al.; In re ACS Shareholders Litigation and City of St. Clair Shores Police; and Fire Retirement System v. Affiliated Computer Services, Inc., the Company has advanced counsel fees and other reasonable fees and expenses, actually and necessarily incurred by the present and former directors and officers who are involved. The Company has advanced an aggregate of approximately $155,870 of such fees and expenses since the previous report to shareholders and had advanced fees and expenses of approximately $58,400 in connection with the Coriale, et al. v. Xerox Corporation, et al. matter for the period of the previous report to shareholders. In accordance with the requirements of the Business Corporation Law of the State of New York (BCL), each of the individuals is required to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under the Company’s by-laws and the BCL.

Directors and Officers Liability Insurance and Indemnity

On August 18, 2010, the Company renewed its policies for directors and officers liability insurance. The policies are issued by Federal Insurance Company, XL Specialty Insurance Company, St. Paul Mercury Insurance Company, Twin City Fire Insurance Company, Houston Casualty Company, Arch Specialty Insurance Company, ACE American Insurance Company, Allied World Assurance Company, Axis Reinsurance and Illinois National Insurance Company. The policies expire August 18, 2011, and the total annual premium is approximately $3.0 million.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to act as independent auditors of the Company for 2011. Representatives of the firm are expected to be at the meeting to respond to appropriate questions and to make a statement, if they wish.

Principal Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PwC were ($ in millions):

	2010	2009
Audit Fees	$20.2	$18.0
Audit Related Fees	2.2	1.9
Tax Fees	1.1	1.2
All Other Fees	0.1	—
Total Fees	$23.6	$21.1

Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company in accordance with standards of the Public Company Accounting Oversight Board, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, comfort letters and other services required to be performed by our independent auditors.

Audit Related fees were for assurance and related services associated with employee benefit plan audits, information systems control reviews, due diligence reviews, special reports pursuant to agreed upon procedures or international reporting requirements and other attest services.

Tax fees were primarily for services related to tax compliance.

All Other fees are primarily associated with attendance at accounting seminars, benchmarking services and research materials.

Pursuant to its charter, the Audit Committee is required to review and pre-approve all of the audit and non-audit services to be performed by the Company’s independent registered public accounting firm, including the firm’s engagement letter for the annual audit of the Company, the proposed fees in connection with such audit services, and any additional services that management chooses to hire the independent auditors to perform. The authority for such pre-approval may be delegated to one or more members of the Audit Committee, provided that the decisions of any member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next meeting. Additionally, the Audit Committee can establish pre-approval policies and procedures with respect to the engagement of the Company’s independent accountant’s for non-audit services.

In accordance with the Audit Committee Charter, all of the foregoing audit and non-audit fees paid to, and the related service provided by, PwC were pre-approved by the Audit Committee.

Audit Committee Report

The responsibilities of the Audit Committee are discussed under “Committee Functions, Membership and Meetings” on page 16 and can also be found on our website at www.xerox.com/governance. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Consistent with the foregoing, the Audit Committee has:
  Reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2010, including the specific disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, with the management of the Company and PwC including the Company’s key accounting policies and use of estimates;

  Discussed with PwC the matters required to be discussed by SAS 61, SAS 89 and SAS 90; and

  Received the written disclosures and the letter from PwC required by PCAOB Rule 3526 (Auditor Independence), and has discussed with PwC that firm’s independence.
Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s 2010 Annual Report to Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing by the Company with the SEC.

Richard J. Harrington, Chairman
Glenn A. Britt
William Curt Hunter
Robert A. McDonald

The Board of Directors recommends a vote

FOR

the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year 2011

PROPOSAL 3 — PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE 2010 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (Dodd-Frank Act) and as required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (Exchange Act), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act of 1933 and the Exchange Act. Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and is not binding on the Company or the Board of Directors.

Our executive compensation programs are designed to compensate our named executive officers for their contributions to our growth and profitability, long-term success and the enhancement of shareholder value. Our programs seek to align executive compensation with shareholder value on an annual and a long-term basis through a combination of base pay, annual incentives and long-term incentives. To that end, the Company provides pay that is highly weighted toward equity. Equity represents the majority of a named executive officer’s compensation as a percentage of total target compensation (base, short-term incentive and equity). Specifically:
  Approximately 73% of total target compensation for the CEO in fiscal 2010 was in equity; approximately 16% in short-term incentive; and approximately 11% in base salary; and

  Approximately 53% (on a weighted average basis) of total target compensation for the named executive officers (other than the CEO and the retired Chairman) in fiscal 2010 was in equity; approximately 27% in short-term incentive; and approximately 20% in base salary.
In addition, the Compensation Committee regularly reviews best practices. The Company’s best practices include:
  Stock ownership and post-retirement holding requirements

  Double-trigger vesting of equity awards upon a change in control

  Claw back policies in the event the participant engages in detrimental activity against Xerox

  Annual equity awards typically granted 100% in performance shares

  No tax gross-ups on perquisites

  Generally no employment agreements or golden parachutes

  Limited perquisites
Please read the Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement and the tabular and other disclosures on executive compensation beginning on page 43 of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that shareholders vote in favor of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Although the vote is non-binding, the Compensation Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote

FOR

the proposal to approve the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K as required by Section 14A(a)(1) of the Exchange Act

PROPOSAL 4 — PROPOSAL TO SELECT, ON AN ADVISORY BASIS, THE FREQUENCY OF A SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act, our shareholders are entitled to vote at the Annual Meeting regarding whether the shareholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act should occur every one, two or three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every year. We believe that this frequency is appropriate for a number of reasons, including:
  An advisory vote every year on executive compensation would allow our shareholders to provide us with more frequent and timely feedback on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement;

  A one-year voting frequency would provide the highest level of accountability and communication because the non-binding shareholder vote to approve the compensation of our named executive officers would correspond with the most recent executive compensation information presented in our Proxy Statement for our annual meetings of shareholders; and

  An annual advisory vote on the compensation of our named executive officers would align more closely with our objective to engage in regular dialogue with our shareholders on corporate governance matters, including our executive compensation philosophy, policies and programs.
Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of an annual advisory vote on the compensation of our named executive officers.

Pursuant to the Dodd-Frank Act, the shareholder vote on the frequency of the shareholder vote to approve the compensation of our named executive officers is an advisory vote only, and it is not binding on the Company or the Board of Directors. Shareholders are being asked to vote on whether the shareholder vote to approve the compensation of the named executive officers should occur every one, two or three years or to abstain from voting. Please note shareholders are not voting to approve or disapprove of the Board’s recommendation. Although the vote is non-binding, the Board of Directors values the opinions of the shareholders and will consider the outcome of the vote when determining the frequency of the shareholder vote on the compensation of our named executive officers.

The Board of Directors recommends a vote

IN FAVOR OF A FREQUENCY OF EVERY “1 YEAR”

for future non-binding shareholder votes on the compensation of the named executive officers as required by Section 14A(a)(2) of the Exchange Act

OTHER MATTERS

The Board of Directors does not intend to present any other matters at this meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

By order of the Board of Directors,

Don H. Liu
Senior Vice President, General Counsel and Secretary
April 12, 2011

002CSI1365

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 26, 2011 (9:00 a.m., Central Time, May 24, 2011 for ESOP and Savings Plan participants).

Vote by Internet Log on to the Internet and go to www.envisionreports.com/XRX Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
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Xerox Corporation Annual Meeting of Shareholders Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Glenn A. Britt	☐	☐	☐	02 - Ursula M. Burns	☐	☐	☐	03 - Richard J. Harrington	☐	☐	☐

	04 - William Curt Hunter	☐	☐	☐	05 - Robert J. Keegan	☐	☐	☐	06 - Robert A. McDonald	☐	☐	☐

	07 - N.J. Nicholas, Jr.	☐	☐	☐	08 - Charles Prince	☐	☐	☐	09 - Ann N. Reese	☐	☐	☐

	10 - Mary Agnes Wilderotter	☐	☐	☐

B	Proposals — The Board recommends a vote FOR Proposals 2 and 3. The Board recommends a vote for 1 Yr for Proposal 4.

			For	Against	Abstain			For	Against	Abstain
2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.		☐	☐	☐	3.	Approval, on an advisory basis, of the 2010 compensation of our named executive officers.	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain
4.	Selection, on an advisory basis, of the frequency of a shareholder vote to approve the compensation of our named executive officers.	☐	☐	☐	☐	Note: Such other business as may properly come before the meeting or any adjournment thereof.		Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.		☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Receive Proxy Materials Electronically

Your e-mail address can now help save the environment. Vote online and register for electronic communications with the eTree ® program and we’ll have a tree planted on your behalf. Electronic delivery saves Xerox a significant portion of the costs associated with printing and mailing annual meeting materials, and Xerox encourages shareholders to take advantage of the 24/7 access, quick delivery and reduced mail volume they will gain by consenting to electronic delivery. If you consent to electronic delivery of meeting materials, you will receive an e-mail with links to all annual meeting materials and to the online proxy voting site for every annual meeting. To sign up for electronic delivery and have a tree planted on your behalf, please provide your e-mail address while voting online, or register at www.eTree.com/xerox.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Xerox Corporation
ANNUAL MEETING OF SHAREHOLDERS
9:00 A.M. THURSDAY, MAY 26, 2011
DOLCE NORWALK
32 WEED AVENUE, NORWALK, CT 06850
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FROM SHAREHOLDERS OF COMMON STOCK

The undersigned appoint Ursula M. Burns, Glenn A. Britt and Robert A. McDonald, and each of them (or if more than one are present, a majority of those present), as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote the shares of Common Stock of Xerox Corporation which the undersigned is entitled to vote at the above annual meeting and at all adjournments thereof (a) in accordance with the following ballot and (b) in accordance with their best judgment in connection with such other business as may come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “1 Yr” FOR PROPOSAL 4, IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

NOTICE TO PARTICIPANTS IN THE XEROX EMPLOYEE STOCK OWNERSHIP PLAN, XEROX SAVINGS PLANS AND THE ACS SAVINGS PLAN
This card also constitutes confidential voting instructions for participants in the Xerox Employee Stock Ownership Plan (ESOP), Savings plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board (together, the Xerox Savings Plans) and the ACS Savings Plan (ACS Savings Plan). A participant who signs on the reverse side hereby instructs the trustees of the ESOP and the Xerox Savings Plans (State Street Bank & Trust Company) and the ACS Savings Plan (The Bank of New York Mellon) to vote all the shares of Common Stock of Xerox Corporation allocated to his or her Stock Account in accordance with the instructions on the reverse side. ESOP and Xerox Savings Plans participants authorize the trustee to vote a proportion of the shares of Common Stock held in the ESOP Trust and Xerox Savings Plans Trust for which no instructions have been received in accordance with the instructions on the reverse side. If no instructions have been received from an ACS Savings Plan participant, the ACS Savings Plan Trustee will not vote the shares allocated in the account. Your voting instructions must be received by 9:00 AM Central Time on Tuesday, May 24, 2011 to allow sufficient time for processing. The Plan Trustees will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

IMPORTANT ANNUAL MEETING INFORMATION

Xerox Corporation Annual Meeting of Shareholders Notice

Important Notice Regarding the Availability of Proxy Materials for the
Xerox Corporation Annual Meeting of Shareholders to be Held on May 26, 2011

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at:

www.envisionreports.com/XRX

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/XRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 16, 2011 to facilitate timely delivery.

Xerox Corporation Annual Meeting of Shareholders Notice

Xerox Corporation Annual Meeting of Shareholders will be held on Thursday, May 26, 2011 at Dolce Norwalk, 32 Weed Avenue, Norwalk, CT 06850 at 9:00 a.m. Eastern Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.
1.	Nominees.
	01 - Glenn A. Britt	02 - Ursula M. Burns	03 - Richard J. Harrington	04 - William Curt Hunter
	05 - Robert J. Keegan	06 - Robert A. McDonald	07 - N.J Nicholas, Jr.	08 - Charles Prince
	09 - Ann N. Reese	10 - Mary Agnes Wilderotter

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

3.	Approval, on an advisory basis, of the 2010 compensation of our named executive officers.

The Board recommends a vote for 1 Yr for Proposal 4.

4.	Selection, on an advisory basis, of the frequency of a shareholder vote to approve the compensation of our named executive officers.

Note: Such other business as may properly come before the meeting or any adjournment thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please mark the Meeting Attendance box on the Proxy card and an admission ticket will be sent to you.

Directions to the Xerox Corporation 2011 Annual Meeting of Shareholders

New England Thruway / Interstate 95 / Connecticut Turnpike - Exit 13 - From New York
1. Turn right onto Boston Post Road/ Connecticut Avenue (U.S. 1).
2. Proceed .3 mile to Richards Avenue.
3. At the traffic light turn left onto Richards Avenue and continue 1.5 miles to Fillow Street.
4. At stop sign turn left onto Fillow Street, driving .2 mile to stop sign at Weed Avenue.
5. Turn right onto Weed Avenue, and continue .3 mile to entrance of the Dolce Norwalk
The entrance is on the right side of Weed Avenue.	From New Haven - Exit 13 1. Turn right onto the Boston Post Road/Connecticut Avenue (U.S. 1). 2. Proceed .5 mile to Richards Avenue. Follow directions 3-6 to the left.	Hutchinson River Parkway / Merritt Parkway - Exit 38 - From New York
1. Turn right onto New Canaan Avenue/Route 123 and almost immediately, at traffic light turn left onto Nursery Street.
2. Continue on Nursery Street .8 mile, bearing right, until it ends at Marvin Ridge Road.
3. Turn left onto Marvin Ridge Road, which becomes Weed Avenue.
4. Drive for .7 mile to the entrance of the Dolce Norwalk
The entrance is on the left side of Weed Avenue.	From New Haven - Exit 38 1. Turn right onto New Canaan Avenue/Route 123. 2. Proceed .2 mile to traffic light and take right onto Nursery Street. Follow directions 2-5 to the left.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.
Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→	Internet – Go to www.envisionreports.com/XRX. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→	Email – Send email to investorvote@computershare.com with “Proxy Materials Xerox” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 16, 2011.